UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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International Paper Company

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6400 Poplar Avenue

Memphis, Tennessee 38197

JOHN V. FARACI

Chairman and Chief Executive Officer

April [    ], 2008

Dear Fellow Shareowners,

When I look back over the past two years, I am pleased by the progress we have made against our transformation objectives. At the end of 2007, we’re right where we thought we’d be back in 2005 when we announced our plan to make International Paper a more competitive and profitable company.

In 2007, we continued to strengthen our global paper, packaging and distribution businesses and manage our cost structure. We also returned value to shareowners through significant share repurchases and selectively reinvested in Brazil, China and Russia to build capabilities that will improve our global earnings and create shareowner value.

We appreciate the support of our Board of Directors throughout our transformation and were pleased to welcome during the past year Lynn Laverty Elsenhans, executive vice president, global manufacturing, Shell Downstream Inc., and J. Steven Whisler, retired chairman and chief executive officer, Phelps Dodge Corp., to our board. Their accomplishments and experience will add significant benefit to International Paper.

As we go forward, we’ve got more to do to achieve our goals of producing the No. 1 return versus our peer companies and generating profits that exceed our cost of capital. As we execute Year 3 of our transformation plan, we will continue to work very hard to deliver performance that generates value for you, our shareowners.

Sincerely,

John Faraci

NOTICE OF ANNUAL MEETING OF SHAREOWNERS

To the Owners of Common Stock of International Paper Company:

Date:	Monday, May 12, 2008
Time:	11:00 a.m. EDT
Place:	The Ritz-Carlton, Westchester Three Renaissance Square White Plains, New York 10601

Items of Business:

Company Proposals:

—Proposal One:  Elect three directors for a three-year term and one director for a one-year term.

—Proposal Two:  Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008.

—Proposal Three:  Approve an amendment to Article VII of our Restated Certificate of Incorporation to approve majority voting of directors in non-contested elections.

—Proposal Four:  Approve an amendment to Article VII of our Restated Certificate of Incorporation to elect directors annually.

—Proposal Five:  Approve an amendment to Article VII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions.

—Proposal Six:  Approve an amendment to Article VIII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions relating to business combinations.

Shareowner Proposals:

—Proposal Seven:  Consider a shareowner proposal regarding majority voting.

—Proposal Eight:  Consider a shareowner proposal regarding sustainable forestry.

—Consider any other business properly brought before the meeting.

Record Date:	Friday, March 14, 2008. Holders of record of International Paper common stock, par value $1.00 per share, at the close of business on that date are entitled to vote at the meeting.

By order of the Board of Directors,

MAURA A. SMITH

Senior Vice President, General Counsel and

Corporate Secretary

April [        ], 2008

Information About Our Annual Meeting	1
Voting Procedures and Annual Meeting Attendance	2
How many votes must be present to hold the annual meeting?	2
How do I vote my shares?	2
How do I attend the annual meeting?	2
What happens if the annual meeting is postponed or adjourned?	3
If I hold shares in an International Paper employee benefit plan, how do I vote my shares?	3
Can I change or revoke my proxy?	3
What if I do not indicate my vote for one or more of the matters on my proxy card?	4
What happens if I do not vote?	4
Will my vote be confidential?	4
Will the Company’s independent registered public accounting firm be present at the annual meeting?	4
Will our directors attend the annual meeting?	5
Do any shareowners beneficially own more than 5 percent of our common stock?	5
Who will be soliciting proxies on our behalf?	5
What is householding?	5
Communicating With the Board	6
How do I communicate with the Board?	6
How do I submit a shareowner proposal for consideration at the 2009 Annual Meeting?	6
How do I nominate a candidate for director at the 2009 Annual Meeting?	6

Matters to be Acted Upon at the 2008 Annual Meeting	8
Item 1 — Election of Directors	8
Item 2 — Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm For 2008	8
Item 3 — Company Proposal to Amend Our Restated Certificate of Incorporation to Approve Majority Voting for Election of Directors in Non-Contested Elections	9
Item 4 — Company Proposal to Amend Our Restated Certificate of Incorporation to Elect Directors Annually	10
Item 5 — Company Proposal to Amend Article VII of Our Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions	12
Item 6 — Company Proposal to Amend Article VIII of Our Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions Relating to Business Combinations	13
Item 7 — Shareowner Proposal Concerning Majority Voting	14
Item 8 — Shareowner Proposal Concerning Sustainable Forestry	17

Our Board of Directors	22
Class I Directors – Term Expiring in 2010	22
Class II Directors – Term Expiring in 2011	23
Class III Directors – Term Expiring in 2009	24

v

2007 Pension Benefits	77
2007 Potential Post-Employment Compensation: Payments Upon Retirement	80
2007 Non-Qualified Deferred Compensation	81
Beneficial Ownership (>5 percent)	83
Security Ownership of Management	85
Equity Compensation Plan Information	86

Important Notice Regarding the Availability of Proxy Materials for the May 12, 2008 Annual Meeting of Shareowners:

This proxy statement, a form of proxy and our annual report to shareowners is available for viewing and printing at the following Web site:

http://ww3.ics.adp.com/streetlink/IP

PROXY STATEMENT

2008 Annual Meeting of Shareowners

Information About Our Annual Meeting

This proxy statement is furnished in connection with the solicitation of proxies by International Paper Company on behalf of the Board of Directors for the 2008 Annual Meeting of Shareowners. Distribution of this proxy statement and proxy form is scheduled to begin on or about April [    ], 2008.

At the 2008 Annual Meeting, shareowners will vote on the following matters:

Company Proposals:

Proposal One: Elect three directors for a three-year term and one director for a one-year term. The Board recommends a vote FOR this proposal.

Proposal Two: Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2008. The Board recommends a vote FOR this proposal.

Proposal Three: Approve an amendment to Article VII of our Restated Certificate of Incorporation to approve majority voting of directors in non-contested elections. The Board recommends a vote FOR this proposal.

Proposal Four: Approve an amendment to Article VII of our Restated Certificate of Incorporation to elect directors annually. The Board recommends a vote FOR this proposal.

Proposal Five: Approve an amendment to Article VII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions. The Board recommends a vote FOR this proposal.

Proposal Six: Approve an amendment to Article VIII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions relating to business combinations. The Board recommends a vote FOR this proposal.

Shareowner Proposals:

Proposal Seven: Consider a shareowner proposal regarding majority voting. The Board recommends a vote AGAINST this proposal.

Proposal Eight: Consider a shareowner proposal regarding sustainable forestry. The Board recommends a vote AGAINST this proposal.

Consider any other business properly brought before the meeting.

Vote by Telephone

If you choose to vote by telephone, you may call the toll-free number on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote on the Internet

If you choose to vote via the Internet, follow the instructions for accessing the Web site on your proxy card. You will need to have the 12-digit control number printed on your proxy card.

Vote by Mail

If you choose to vote by mail, simply mark, sign and date your proxy card and return it in the postage prepaid envelope that was included with the proxy card.

Information about these proposals may be found beginning on page 8 of this proxy statement.

The Board has designated John V. Faraci, our chairman and chief executive officer, Tim S. Nicholls, our senior vice president and chief financial officer, and Maura A. Smith, our senior vice president, general counsel and corporate secretary, as proxies in connection with the 2008 Annual Meeting. With respect to any other matter that properly comes before the annual meeting, these proxies will vote as recommended by the Board, or, if no recommendation is given, at their discretion.

Shareowners of record of International Paper common stock, or their duly authorized proxies, at the close of business on Friday, March 14, 2008, the record date, are entitled to vote on each matter submitted to a vote at the annual meeting and at any adjournment or postponement of the annual meeting. There were 427,775,172 common shares outstanding on March 14, 2008.

A list of shareowners as of the record date will be available for inspection and review upon request of any shareowner to Ms. Smith at the address on page 5. We will also make the list available at the annual meeting.

Voting Procedures and Annual Meeting Attendance

How many votes must be present to hold the annual meeting?

A majority of the votes that may be cast (at least 213,887,587 votes), present in person or represented by proxy, is needed to hold the annual meeting. We urge you to vote by proxy even if you plan to attend the meeting. That will help us to know as soon as possible that we have enough votes to hold the meeting.

How do I vote my shares?

You may vote at the annual meeting by proxy or in person.

If you are a holder of record (that is, if your shares are registered in your own name with our transfer agent), you have several options. You may vote by telephone, on the Internet or by attending the meeting and voting in person. In addition, you may vote by mail using the enclosed proxy card.

If you hold your shares in street name (that is, if you hold your shares through a broker, bank or other holder of record), you will receive a voting instruction form from your broker, bank or other holder of record. This form will explain which voting options are available to you. If you want to vote in person at the annual meeting, you must obtain an additional proxy card from your broker, bank or other holder of record authorizing you to vote. You must bring this proxy card to the meeting.

How do I attend the annual meeting?

All shareowners, or their proxy holders, as of the record date, Friday, March 14, 2008, are welcome to attend the annual meeting. If you are voting by mail, by telephone or via the Internet, but still wish to attend the meeting, follow the instructions on your proxy card or via the Internet

(www.investorconnect.com) to tell us that you plan to attend. When you arrive at the meeting, please look for the “Shareowners’ Welcome Desk,” where you will be asked for photo identification in order to receive your admittance card.

If you have not told us prior to the annual meeting that you will attend, but you decide to attend, please go to the “Shareowners’ Welcome Desk” and provide proof of ownership of your shares as well as your photo identification in order to obtain an admittance card.

What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

If I hold shares in an International Paper employee benefit plan, how do I vote my shares?

International Paper employees may hold shares of Company common stock in one of our employee benefit plans, including the:

—	International Paper Company Salaried Savings Plan;

—	International Paper Company Hourly Savings Plan; or

—	International Paper Company Long-Term Incentive Compensation Plan (“LTICP”).

If you hold shares in our Salaried Savings Plan or Hourly Savings Plan, you may instruct State Street Bank and Trust Company, the trustee for these plans, to vote your shares in the Company Stock Fund by returning the proxy/voting instruction card included with this mailing or by providing voting instructions by telephone or on the Internet as explained on the voting instruction card. If you do not provide voting instructions, or if your instructions are unclear or incomplete, the trustee will vote your shares at its discretion.

Employees who received shares of restricted stock under our LTICP may also vote their shares. The process for voting shares of restricted stock is the same as the process for voting shares of common stock, described above. However, if you do not vote your shares, they will not be counted as there is no trustee for the LTICP to vote the shares on your behalf.

Can I change or revoke my proxy?

Yes, you may change your vote or revoke your proxy at any time before the annual meeting. If you are a holder of record, prior to the annual meeting you may:

—	Cast a new vote by telephone or the Internet;

—	Send a written revocation to Ms. Maura A. Smith at the address on page 5; or

—	Send in a new proxy card with a later date.

A new proxy card or written revocations of a prior vote must be sent by mail to Ms. Smith and received prior to the annual meeting. If you attend the annual meeting, your vote in person at the annual meeting will revoke any previously submitted proxy.

If you hold your shares in street name, you may change your voting instructions by contacting your broker, bank or other holder of record.

What if I do not indicate my vote for one or more of the matters on my proxy card?

If you return a proxy card without indicating your vote, your shares will be voted as follows:

—	for the election of the four directors named under the heading “Item 1 – Election of Directors”;

—	for the ratification of the selection of our independent registered public accounting firm;

—	for the four Company proposals to amend our Restated Certificate of Incorporation; and

—	against the two shareowner proposals concerning majority voting and sustainable forestry.

What happens if I do not vote?

If you do not vote shares held in your name, your shares will not be voted.

If your shares are held through the Company’s Salaried Savings Plan or the Company’s Hourly Savings Plan, and you do not provide instructions, the trustee for the plan will vote your shares at its discretion.

If your shares are held through a broker and you do not give your broker instructions on how to vote, one of two things can happen, depending upon the type of proposal. First, for the election of directors and ratification of our independent registered public accounting firm, the broker may vote your shares at its discretion. For the Company and shareowner proposals, absent instructions from you, the broker may not vote your shares at all. When that happens, it is called a “broker non-vote.” Please refer to “Matters to be Acted Upon at the 2008 Annual Meeting” for a discussion of the effect of a “broker non-vote” on each proposal.

Will my vote be confidential?

Yes. Your vote is confidential and will not be disclosed to our directors or employees.

Will the Company’s independent registered public accounting firm be present at the annual meeting?

Yes, representatives of Deloitte & Touche LLP will attend the meeting. They will be available during the meeting to answer your questions and they will have the opportunity to make a statement, if they desire to do so. The Audit and Finance Committee of our Board and our entire Board have approved the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year, subject to ratification by a majority of votes cast at the annual meeting.

Still have questions or need directions to the meeting?

Please contact

Ms. Maura A. Smith

Senior Vice President, General Counsel & Corporate Secretary

in writing:

International Paper Company

6400 Poplar Avenue,

Memphis, TN 38197

by e-mail:

maura.abelnsmith@ipaper.com

or by telephone:

(901) 419-3829

Need to change future proxy delivery options?

If you wish to receive separate copies of future annual reports and proxy statements or if you currently receive multiple copies of our annual report and proxy statement and would like to receive a single copy, please send your written request to:

Broadridge Financial Solutions, Inc. Householding Dept.

51 Mercedes Way

Edgewood, NY 11717

or call (800) 542-1061

Will our directors attend the annual meeting?

Yes. The Company’s Corporate Governance Principles state that directors are expected to attend our annual meeting.

Do any shareowners beneficially own more than 5 percent of our common stock?

Yes. According to public filings, there are four entities that beneficially own more than 5 percent of our common stock:

—	Morgan Stanley, as the parent holding company of Van Kampen Asset Management, an investment adviser to third parties;

—	Capital World Investors (a division of Capital Research and Management Company), as investment adviser to various investment companies;

—	T. Rowe Price Associates, Inc., as investment adviser to third parties; and

—

State Street Bank and Trust Company, as trustee of various International Paper employee benefit plans and as trustee and discretionary adviser to third party trusts and employee benefit plan related accounts.

For further information about these shareowners, please see “Ownership of Company Stock.”

Who will be soliciting proxies on our behalf?

The Company pays the cost of preparing proxy materials and soliciting your vote. Proxies may be solicited on our behalf by our directors, officers or employees by telephone, electronic or facsimile transmission or in person. We have hired Georgeson, Inc. to solicit proxies for an estimated fee of $21,000, plus fees and expenses.

What is householding?

We have adopted “householding,” a procedure under which shareowners of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these shareowners notifies us that they wish to continue receiving individual copies. This procedure saves us printing and mailing costs. Shareowners will continue to receive separate proxy cards.

We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2007 annual report to a shareowner at a shared address to which a single copy of the documents was delivered. To request a separate copy, please send your written request to Investor Relations, International Paper, 6400 Poplar Avenue, Memphis, TN 38197, or call (800) 332-8146 or on our Web site, www.internationalpaper.com under the “Investors” tab at the top of the page and then under the “Financial Requests” link in the menu on the left.

Direct all Board correspondence to:

Maura A. Smith

Corporate Secretary

International Paper Company

6400 Poplar Avenue

Memphis, TN 38197

To submit a shareowner proposal for the 2009 Annual Meeting:

✓  Proposal must be submitted in writing to Ms. Smith at the address below

✓  Proposals must be received by Dec. [    ], 2008 for inclusion in the proxy statement

✓   Proposals must be received between Jan. 11, 2009 and Feb. 10, 2009 to be presented at the annual meeting

Communicating With the Board

How do I communicate with the Board?

You may communicate with our entire Board, the independent directors as a group, the chair of the Governance Committee, who serves as the presiding director at executive sessions of our Board, or any one of the directors by writing to Ms. Maura A. Smith. Ms. Smith will forward all communications involving the interest of the Company or its shareowners, other than business solicitations, advertisements, job inquiries or similar communications, directly to the intended director(s).

In addition, as described in detail under “Information About Our Corporate Governance,” our Office of Ethics and Business Practice, led by Mr. James D. Berg, Director of Ethics and Business Practice, has a Helpline that is available 24 hours a day, seven days a week, to receive calls, e-mails, and letters to report a concern or complaint, anonymous or otherwise.

All contacts that raise concerns or allegations of impropriety relating to our accounting, internal controls or other financial or audit matters are immediately forwarded by Mr. Berg to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by our Audit and Finance Committee.

How do I submit a shareowner proposal for consideration at the 2009 Annual Meeting?

Our 2009 Annual Meeting is currently scheduled for May 11, 2009. If you wish to submit a proposal to be included in the 2009 proxy statement, you must submit your proposal in writing so that we receive it by December [    ], 2008. Proposals should be sent to Ms. Smith.

If you would like to present your proposal at the 2009 Annual Meeting, but you do not meet the deadline for inclusion in the proxy statement, our By-laws require that you notify us of your proposal between January 11, 2009 and February 10, 2009. Your notice should be sent to Ms. Smith.

You must be a shareowner of record on the date you submit your proposal and on the record date for determining shareowners entitled to vote at the 2009 Annual Meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission in order to be eligible to submit a shareowner proposal. Your proposal must conform to the notice requirements in Article I, Section 7 of our By-laws, which are available at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right.

A paper copy of our By-laws is available at no cost by written request to Ms. Smith.

How do I nominate a candidate for director at the 2009 Annual Meeting?

Shareowner nominations for directors may be submitted to our Board of Directors, to the attention of our Governance Committee, in care of Ms. Smith. Our By-laws require that the director nomination be received between January 11, 2009 and February 10, 2009. At our 2008 Annual Meeting, the Company is proposing an amendment to our Certificate of

To nominate a director for the 2009 Annual Meeting:

Submit nominations between Jan. 11, 2009 and Feb. 10, 2009.

Nominations and proposals must be submitted in writing to the Board of Directors, Governance Committee, care of Ms. Maura A. Smith, Corporate Secretary, 6400 Poplar Avenue, Memphis, TN 38197

Incorporation that would phase in the annual election of directors beginning in 2009. If this proposal is approved by our shareowners, a director who is nominated and stands for election at the 2009 Annual Meeting will serve a one-year term.

As in the case of submitting a shareowner proposal, you must be a shareowner of record on the date you submit your nomination and on the record date for determining shareowners entitled to vote at the 2009 Annual Meeting. You must also meet the minimum share ownership requirements set forth by the Securities and Exchange Commission in order to be eligible to nominate a director candidate. Your director nomination must conform to the notice requirements in Article II, Section 9 of our By-laws, which are available at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right.

As discussed above, a paper copy of our By-laws is available at no cost by written request to Ms. Smith.

Note: If the Company’s proposed amendment to our Restated Certificate of Incorporation described under Item 4, below, is approved by shareowners at the 2008 Annual Meeting, we will phase in annual elections of directors upon the expiration of the term of our current classes of directors. Please see Item 4 for additional information about the Company’s proposal.

Majority Vote of Directors:

Each director must receive a greater number of votes “for” his or her election than votes “withheld.”

If a director receives a greater number of votes “withheld” than votes “for” his or her election, he or she must submit a resignation, and the Board, through its Governance Committee, will decide whether to accept the resignation.

For more information about the nominees, refer to pages 22 through 25.

Majority of votes cast:

More than 50 percent of the total votes shareowners submit on this item must be voted “for” the proposal.

Matters to be Acted Upon at the 2008 Annual Meeting

Item 1 — Election of Directors

Four of our 11 directors have been nominated by the Board for election by our shareowners at the 2008 Annual Meeting. Of those four, three will hold office until 2011, and the fourth will hold office until 2009, or until his successor has been elected and has qualified or until his earlier death, resignation or retirement. There are no other nominees competing for their seats on the Board. This means we have a non-contested election.

Under our By-laws, directors in non-contested elections are elected by majority vote.

You can vote “for” a nominee named on the proxy card, or you can indicate that you are “withholding” your vote from a nominee named on the proxy card. Since we do not have cumulative voting, you may not cast all of your votes “for” a single director nominee.

New directors elected by the Board serve until the first annual meeting following their election and are then assigned to a class for election by shareowners. One of the four directors nominated for election at the 2008 Annual Meeting, Mr. J. Steven Whisler, is a new director.

We do not know of any reason why any nominee would be unable to serve as a director if elected. If, prior to the election, a nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Our Board of Directors unanimously recommends that you vote FOR each of the following nominees:

—	Samir G. Gibara – Class II

—	John F. Turner – Class II

—	Alberto Weisser – Class II

—	J. Steven Whisler – Class III

Item 2 — Ratification of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2008

Our Board of Directors, upon the recommendation of the Audit and Finance Committee, has ratified the selection of Deloitte & Touche LLP (“Deloitte & Touche”) to serve as our independent registered public accounting firm for 2008, subject to ratification by our shareowners.

To ratify the selection of our independent registered public accounting firm, a majority of votes cast “for” the proposed amendment is required.

You may vote “for” or “against” the ratification of the selection of our independent registered public accounting firm, or you may “abstain” from voting. “Abstentions” will have no effect on the vote.

For more information about Deloitte & Touche:

Refer to the “Audit and Finance Committee Report” on page 38 and the “Independent Auditor Fees” section on page 39.

Majority of all outstanding shares:

More than 50 percent of all of International Paper’s common stock must be voted “for” the proposal.

For this Item 3, a broker non-vote will have the same effect as a vote “against” the proposal.

Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our shareowners for ratification because we value our shareowners’ views on the Company’s independent registered public accounting firm and as a matter of good corporate practice. Our Audit and Finance Committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm, but is not bound by the shareowners’ vote. Even if the selection of Deloitte & Touche is ratified, the Audit and Finance Committee may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and our shareowners.

Our Board of Directors unanimously recommends that you vote FOR the ratification of Deloitte & Touche as our independent registered public accounting firm for 2008.

Item 3 — Company Proposal to Amend Our Restated Certificate of Incorporation to Approve Majority Voting for Election of Directors in Non-Contested Elections

To approve this amendment to our Restated Certificate of Incorporation, a majority of all outstanding shares must be voted “for” the proposed amendment.

You may vote “for” or “against” the Company proposal, or you may “abstain” from voting. An “abstention” will have the same effect as a vote “against” the Company’s proposal to amend our Certificate of Incorporation.

The Board of Directors recommends that shareowners approve an amendment to Article VII of the Company’s Restated Certificate of Incorporation to approve majority voting for the election of directors in non-contested elections.

Background

New York business corporation law provides that, unless otherwise specified in a company’s certificate of incorporation, a director is elected by a plurality of the votes cast. The Company’s Restated Certificate of Incorporation does not specify the voting standard required in director elections, so our directors are currently elected by a plurality vote; that is, a director nominee who receives the highest number of affirmative votes cast is elected, whether or not such votes constitute a majority, including withheld votes.

In 2006, the Company adopted a form of majority voting for non-contested director elections, implementing the voting standard through a By-law amendment. Under the majority voting standard, directors continue to be elected by a plurality vote, but the By-law requires that a director nominee who receives a greater number of “withheld” votes than “for” votes must immediately tender his or her resignation from the Board. The Board then would decide, through a process managed by the Governance Committee and excluding the nominee in question, whether to accept the resignation. Unless the Board determines in its judgment that it is in the best interest of the Company for the director to remain on the Board, the Board will accept the

The text of the proposed amendment to Article VII of our Restated Certificate of Incorporation to approve majority voting of directors is attached as Appendix 1.

For this Item 4, a broker non-vote will have the same effect as a vote “against” the proposal.

resignation. The Board’s explanation of its decision would be promptly disclosed in a Form 8-K report filed with the Securities and Exchange Commission.

Proposal

To further strengthen this majority voting approach, the Board has authorized, and recommends that shareowners approve, an amendment to the Company’s Restated Certificate of Incorporation that would specify that director nominees in a non-contested election would be elected by a majority vote. Under this provision, each vote is specifically counted “for” or “against” the director’s election, and will further enhance the accountability of each director to the Company’s shareowners. An affirmative majority of the total number of votes cast “for” a director nominee will be required for election. Shareowners will also be entitled to abstain with respect to the election of a director. In accordance with New York law, abstentions will have no effect in determining whether the required affirmative majority vote has been obtained. Director nominees in contested elections would continue to be elected by plurality vote. An election is considered contested if there are more nominees for election than positions on the Board to be filled.

Next Steps

Under New York law, shareowners must approve an amendment to the Company’s Restated Certificate of Incorporation to change the voting standard in director elections. This amendment, if approved, will become effective upon the filing of an appropriate certificate of amendment with the New York Department of State.

If the proposed amendment is approved, a new paragraph will be added to Article VII of our Restated Certificate of Incorporation. The text of Article VII of our Restated Certificate of Incorporation, as marked to reflect the proposed amendment, is attached to this proxy statement as Appendix 1.

Upon approval of this proposal and the filing of the certificate of amendment, the Board will also amend the Company’s By-laws to conform its director resignation policy to the majority vote standard contained in our Restated Certificate of Incorporation, so that an incumbent director who did not receive the requisite affirmative majority of the votes cast for his or her re-election must tender his or her resignation to the Board. The Board will decide whether to accept the resignation in a process similar to the one the Board currently uses pursuant to the existing policy.

Our Board of Directors unanimously recommends that you vote FOR the proposal to approve majority voting for the election of directors in non-contested elections.

Item 4 — Company Proposal to Amend Our Restated Certificate of Incorporation to Elect Directors Annually

To approve this amendment to our Restated Certificate of Incorporation, at least 80 percent of the outstanding shares of the Company must be voted “for” the proposed amendment.

Classified Board:

In our current classified board structure, directors are divided into three classes. Each class of directors is elected to staggered three-year terms.

Annual Elections:

If approved, this proposal will allow the company to phase out its classified board and phase in annual elections of directors. In annual elections, directors come up for election each year and are elected to one-year terms.

The text of the proposed amendment to Article VII of our Restated Certificate of Incorporation to elect directors annually is attached as Appendix 2.

You may vote “for” or “against” the Company proposal, or you may “abstain” from voting. An “abstention” will have the same effect as a vote “against” the Company’s proposal to amend our Certificate of Incorporation.

Our Board of Directors has adopted and now recommends for your approval a proposal to amend Article VII of our Restated Certificate of Incorporation to eliminate the classification of our Board of Directors. Our Restated Certificate of Incorporation permits an amendment to, or repeal of, this provision of Article VII only upon the vote of at least 80 percent of the shares outstanding.

Background

Our Restated Certificate of Incorporation currently divides our Board into three classes, with each class of directors elected to serve staggered three-year terms. Our Board has adopted, and recommends that you approve, a proposal to amend our Restated Certificate of Incorporation to phase out the classified Board and phase in the annual election of directors.

The Company and our Board are committed to good corporate governance, which is why our Board has made developing and implementing corporate governance best practices one of its fundamental goals. Board efforts in this regard are working; we have been repeatedly recognized as a global corporate governance leader.

Over the past two years, our Board, through its Governance Committee, has reviewed the classified board structure. Our Board acknowledges the growing sentiment among shareowners in favor of annual elections. Our Board further recognizes that annual elections are in line with emerging best practices in the area of corporate governance.

Proposal

As a result of its most recent review of the classified board structure, our Board, on the recommendation of its Governance Committee, has decided to propose declassifying our Board. If approved, declassification will be phased in over a three-year period, beginning at the 2009 Annual Meeting, as follows:

—	Class III directors will serve out their current term in full and stand for re-election at the 2009 Annual Meeting for a one-year term thereafter.

—	Class I directors, whose term will end in 2010, will serve out their current term in full and stand for re-election at the 2010 Annual Meeting for a one-year term thereafter.

—	Class II directors, whose term will end in 2011, will serve out their term in full and stand for re-election for a one-year term thereafter.

This proposal will not affect the election of Class II directors at this 2008 Annual Meeting. Beginning with the 2011 Annual Meeting, if this proposal is approved, all directors will stand for election for one-year terms.

Next steps

If Item 4 is approved, we will amend the text of Article VII of our Restated Certificate of Incorporation, as shown in Appendix 2. The amendment will become effective upon the filing of an appropriate certificate of amendment with the New York Department of State.

For this Item 5, a broker non-vote will have the same effect as a vote “against” the proposal.

Our Board of Directors unanimously recommends that you vote FOR the approval of an amendment to Article VII of our Restated Certificate of Incorporation to elect directors annually.

Item 5 – Company Proposal to Amend Article VII of Our Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions

To approve this amendment to our Restated Certificate of Incorporation, at least 80 percent of the outstanding shares of the Company must be voted “for” the proposed amendment.

You may vote “for” or “against” the Company proposal, or you may “abstain” from voting. An “abstention” will have the same effect as a vote “against” the Company’s proposal to amend our Restated Certificate of Incorporation.

Background

Our Board of Directors, in its continuing review of best practices in corporate governance, has evaluated the need for the supermajority voting provisions contained in Article VII of our Restated Certificate of Incorporation. Our Board has adopted and now recommends for your approval a proposal to amend Article VII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions.

Proposal

One provision in Article VII of our Restated Certificate of Incorporation requires an 80 percent vote to approve the removal of a director for cause. The Company proposes to eliminate this 80 percent vote requirement and replace it with a majority vote requirement.

Another provision in Article VII of our Restated Certificate of Incorporation requires that any modification or repeal of any of the following sections be approved by an 80 percent vote:

Governance Structure	Article VII
1. Remove directors for cause	Directors of any class “may not be removed prior to the expiration date of their terms of office, except for cause and by an affirmative vote of the holders of at least 80 percent (80%) of the outstanding shares entitled to vote.”

2. Board vacancies	…”[a]ny vacancy on the Board of Directors that results from an increase in the number of Directors and any other vacancy on the Board may be filled only by the Board….”

3. Board size	The size of the Board is currently set at a minimum of 9 and a maximum of 18 directors. The Board has authority to designate the specific number of directors from time to time.

4. Board classification	Pending the approval by shareowners of Item 4, our directors currently serve three-year terms. See “Special note regarding the Company’s proposal in Item 4” below.

The Company proposes to eliminate the requirement that the repeal or modification of these provisions must be approved by an 80 percent vote and replace it with a majority vote requirement.

The text of the proposed amendment to Article VII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions is attached as Appendix 3.

For this Item 6, a broker non-vote will have the same effect as a vote “against” the proposal.

Next steps

If this proposal is approved, we will amend the text of Article VII of our Restated Certificate of Incorporation, as shown in Appendix 3. The amendment will become effective upon the filing of an appropriate certificate of amendment with the New York Department of State.

Special note regarding the Company’s proposal in Item 4:

Under Item 4, above, the Company has proposed to amend Article VII of our Restated Certificate of Incorporation to phase-in the annual election of directors. The amendment proposed under Item 4 requires approval by 80 percent of our outstanding shares. If Item 4 is not approved at this 2008 Annual Meeting, but Item 5 is approved at this Annual Meeting, then any future changes to our Restated Certificate of Incorporation relating to the length of a director’s term in office will require approval by only a majority of the shares outstanding rather than the supermajority vote currently required.

Our Board of Directors unanimously recommends that you vote FOR the approval of the amendment to Article VII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions.

Item 6 – Company Proposal to Amend Article VIII of Our Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions Relating to Business Combinations

To approve this amendment to our Restated Certificate of Incorporation, a majority of outstanding shares voted “for” the proposed amendment is required.

You may vote “for” or “against” the Company proposal, or you may “abstain” from voting. An “abstention” will have the same effect as a vote “against” the Company’s proposal to amend our Certificate of Incorporation.

Background

Article VIII of our Restated Certificate of Incorporation contains a provision that applies to certain business combinations. Under this provision, any merger or business combination with an “Interested Stockholder” (defined as the beneficial owner of 10 percent or more of the Company’s outstanding voting stock or an affiliate or associate of the Company who was a 10 percent beneficial owner within the two years preceding the transaction) requires either: (i) affirmative approval by 80 percent of the outstanding shares entitled to vote; or (ii) approval by a majority of votes entitled to be cast by disinterested shareowners and either (x) approval by our Board at a time when the majority of the directors are disinterested directors, or (y) the consideration received meets an articulated “fair price” test.

An amendment of Article VIII must be approved by 80 percent of the outstanding shares entitled to vote, unless the change has been recommended by our Board of Directors and, at the time of the change, disinterested directors constitute a majority of the entire Board, in which case this amendment of Article VIII requires the affirmative vote of a majority of outstanding shares.

The text of the proposed amendment to Article VIII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions relating to business combinations is attached as Appendix 4.

For more information:

The name, address and share holdings of the proponent will be provided at no cost upon written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

For this Item 7, a broker non-vote will have no effect on the vote.

Proposal

Our Board, in its continuing review of best practices in corporate governance, has evaluated the need for these 80 percent vote requirements relating to business combinations. Our Board, which is comprised of a majority of disinterested directors, has determined that these provisions should be eliminated, and is recommending a proposal to amend Article VIII of our Restated Certificate of Incorporation to eliminate the 80 percent vote requirement and replace it with a majority vote requirement.

Next steps

If this proposal is approved, we will amend the text of Article VIII of our Restated Certificate of Incorporation, as shown in Appendix 4. The amendment will become effective upon the filing of an appropriate certificate of amendment with the New York Department of State.

Our Board of Directors unanimously recommends that you vote FOR the approval of the amendment to Article VIII of our Restated Certificate of Incorporation to eliminate supermajority voting provisions relating to business combinations.

Proposals Submitted by our Shareowners

Item 7 — Shareowner Proposal Concerning Majority Voting

We expect the following shareowner proposal to be presented at the annual meeting.

The shareowner proposal is considered passed if a majority of the votes cast are “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have no effect on the vote for the shareowner proposal.

“RESOLVED, Shareowners urge our company to take all steps necessary, in compliance with applicable law, to fully adopt simple majority vote requirements in our Charter and By-laws. This includes any special solicitations needed for adoption.

Simple majority vote will facilitate the adoption of annual election of each director. Annual election of each director won our overwhelming 79 percent-support at our 2006 annual meeting. The Council of Institutional Investors www.cii.org recommends adoption of shareholder proposals upon receiving their first majority vote.

These directors received large withhold votes in part because the annual election of each director proposal was not adopted after our 79 percent-supporting vote:

Ms. Brooks	26%-withhold
Mr. Townsend	38%-withhold

Simple majority vote won a remarkable 72 percent yes-vote average at 24 major companies in 2007. Currently a 1 percent-minority can frustrate the will of our 79 percent-shareholder majority under our multiple supermajority provisions of 80 percent. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes.

For example, Goodyear (GT) proposal for annual election of each director failed to pass even though 90 percent of votes cast were yes-votes. While companies often state that the purpose of supermajority requirements is to protect minority shareholders, supermajority requirements are arguably most often used to block initiatives opposed by management but supported by most shareowners. The Goodyear vote is a perfect illustration.

William Steiner, Piermont, NY, said the merits of adopting this proposal should also be considered in the context of our company’s overall corporate governance structure and individual director performance. For instance, in 2007 the following structure and performance issues were identified (and certain concerns are noted):

—	We had no Independent Chairman or Lead Director – Independent oversight concern.

—	Shareholders were only allowed to vote on individual directors once in 3-years – Accountability concern.

—	And one yes-vote from our 400 million shares could elect a director for 3-years under our obsolete plurality system.

—	An awesome 80 percent shareholder vote was required to make certain key changes – Entrenchment concern.

—	Our directors still had a $1 million death gift program – Independence concern.

—	We had no shareholder right to:

1) Cumulative voting.

2) Act by written consent.

3) Call a special meeting.

Additionally:

—	Four of our directors also served on boards rated D or F by The Corporate Library:

1) Mr. Faraci	United Technologies (UTX)
2) Mr. Turner	Ashland Inc. (ASH)
3) Mr. Gibara	Dana (DCNAQ)
4) Mr. McHenry	Coca-Cola (KO)

—	Six of our directors were designated “Accelerated Vesting” directors by The Corporate Library due to service on a board that sped up the stock option vesting to avoid recognizing the related cost:

Ms. Brooks

Mr. McHenry

Mr. Walter

Mr. Faraci

Mr. Gibara

Mr. Turner

The above concerns show there is room for improvement and reinforces the reason to take one step forward to encourage our board to respond positively to this proposal:

Adopt Simple Majority Vote –

Yes on [7]

The above shareholder proposal text is subject to a more independent vetting process for accuracy and truthfulness than the management comments that follow.”

[End of Shareowner Proposal]

Position of Your Company’s Board of Directors

The Company agrees with the concept of majority voting, as evidenced by the Company’s proposals in this proxy statement and recent governance changes. However, the Company believes the proponent’s non-binding proposal is vague and confusing, and does not offer specific, constructive suggestions. The Company has decided to take a proactive approach, as reflected by the Company’s proposals in Items 3, 5 and 6 that, if approved by shareowners, will adopt majority voting in our Restated Certificate of Incorporation.

Much of the supporting statement in the proponent’s non-binding shareowner proposal attempts to criticize the Company’s overall corporate governance practices. The Board believes this criticism is unfounded based on the following corporate governance steps the Company has taken:

Board Actions Taken Prior to this Annual Meeting

—	In 2006, amended our By-laws to implement majority voting in non-contested director elections – see page 9 of this proxy statement;

—	In 2007, adopted enhanced policies and procedures for the disclosure, review and action relative to related-party transactions – see page 42 of this proxy statement;

—	In 2007, adopted enhanced director qualification and independence standards – see page 33 of this proxy statement;

—	In 2007, codified our director stock ownership requirements; and

—	In 2008, approved four (4) amendments to our Restated Certificate of Incorporation, which our Board is recommending that shareowners approve at the 2008 Annual Meeting:

1.	An amendment to Article VII of the Restated Certificate of Incorporation to implement majority voting in non-contested director elections – see Item Number 3 above;

2.	An amendment to Article VII of the Restated Certificate of Incorporation to eliminate classes of directors and elect each director annually – see Item Number 4 above;

3.	An amendment to Article VII of the Restated Certificate of Incorporation to replace the supermajority voting provisions relating to certain Board of Directors matters with a majority vote standard – see Item Number 5 above; and

For more information:

The name, address and share holdings of the proponent will be provided at no cost upon written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

For this Item 8, a broker non-vote will have no effect on the vote.

4.	An amendment to Article VIII of the Restated Certificate of Incorporation to replace the supermajority voting provisions relating to business combinations with a majority vote standard – see Item Number 6 above.

As explained above in Items 3, 5 and 6, the Board has adopted and now recommends for your approval three binding proposals to implement a majority vote standard.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

Item 8 — Shareowner Proposal Concerning Sustainable Forestry

We expect the following shareowner proposal to be presented at the annual meeting.

The shareowner proposal is considered passed if a majority of the votes cast are “for” the proposal. You may vote “for” or “against” the shareowner proposal, or you may “abstain” from voting. “Abstentions” will have no effect on the vote for this shareowner proposal.

“Whereas:

As a global forest products, paper and packaging company, forests provide significant raw materials for International Paper’s (IP) products. Forests are rapidly declining at a rate of 33 soccer fields per minute according to the United Nations and only about 20 percent of the world’s original forests remain undisturbed.

Forests store extensive amounts of carbon, critical to mitigating the effects of climate change. Forests store the equivalent of 175 years of global fossil fuel emissions and forest loss is responsible for 20-25 percent of total CO2 emissions globally.

The Intergovernmental Panel on Climate Change (IPCC), the leading international network of climate scientists, has concluded that global warming is “unequivocal.” The Stern Review on the Economics of Climate Change states greenhouse gas emissions from deforestation are greater than emissions from the global transportation sector. “Action to preserve the remaining areas of natural forest is needed urgently,” is one of the report’s conclusions. A 2006 study in Ecological Economics found that natural forests in the Southern US – IP’s primary wood sourcing region – store and sequester more carbon than fast-growing tree plantations and continued loss of natural forests to tree plantations could contribute to future carbon emissions.

Climate change impacts from deforestation can be reduced by increasing the use of recycled fiber and purchasing virgin fiber that it is harvested according to independent and internationally recognized sustainable forestry standards.

Credibility is the most important criterion for the selection of any certification scheme. Our company relies upon the Sustainable Forestry Initiative (SFI) and CERFLOR certification schemes. Both were developed by the forestry industry. The Forest Stewardship Council (FSC) is the only independent certification system in the world accepted by the conservation, aboriginal and business communities. FSC is the world’s largest and fastest growing certification system, by hectares.

Our company can ensure it is purchasing sustainably harvested fiber by purchasing FSC certified fiber. IP customer companies such as Staples, Office Depot, Corporate Express and FedEx/Kinko’s, already have FSC-certified paper procurement preferences. Large IP paper packaging customers are adopting environmental paper procurement policies. Though IP has recently initiated steps to provide FSC products, we believe that continued reliance on non-FSC certification systems may threaten IP’s future positioning in the marketplace relative to competitors that are embracing FSC on a large scale.

RESOLVED: Shareholders request the Board to prepare a report, at reasonable cost and omitting proprietary information, by November 30, 2008, assessing the feasibility of phasing out our company’s use of non-FSC certified fiber and increasing the use of postconsumer recycled fiber as a means to reduce our company’s impact on greenhouse gas emissions.

Supporting Statement:

The study should discuss the Company’s goals and timeframes with respect to:

—	Increasing the use of FSC-certified fiber with the goal of phasing out virgin fiber certified by less credible certification schemes;

—	Increasing the use of recycled fiber as a means to reduce reliance on virgin materials; and

—	Estimating avoided greenhouse gas emissions from these activities.”

[End of Shareowner Proposal]

Position of Your Company’s Board of Directors

Our Board of Directors recognizes that forests and sustainable forestry practices provide environmental, social and economic benefits to the Earth and to the communities in which we live and operate our facilities. Our Board is particularly concerned about the adverse consequences of illegal logging, deforestation and the accompanying loss of biodiversity in some regions of the world. In fact, International Paper has been and will continue to be a leader in promoting sustainable forestry practices and certification requirements globally. The Company is also committed to using fiber from sustainable sources to make its paper and packaging products.

As a global organization, International Paper relies on third-party certification, chain of custody and internationally recognized forest certification standards for fiber procurement. Our use of a particular standard, dual-certification, or multi-certification, will depend upon the region of the world in which we are procuring fiber, and the availability of certified fiber.

What is Sustainable Forestry?

Simply put, “sustainable forestry” means ensuring that the trees used to make paper products are replaced through reforestation or natural regeneration.

International Paper certifies annually that its fiber procurement system complies with the following internationally recognized independent standards:

Sustainable Forestry Initiative ISO 14001 Programme for the Endorsement of Forest Certification

Forest Stewardship Council* (*Ticonderoga, N.Y. only)

The proponent’s request is impractical and unnecessary for the following reasons:

1.	The Company Publishes Sustainability and Stewardship Reports. Information about the Company’s environmental practices and positions is available at our Web site at www.internationalpaper.com and in reports published periodically, including our 2004-2006 Sustainability Update, our 2007 Forestry Facts and our forthcoming 2008 Stewardship Report.

2.	The Company is Committed to Sustainable Forestry. The Company strives to ensure that a standard exists that will enable us to certify that our procurement practices:

a.	meet the highest ethical standards of sustainability and environmental stewardship;

b.	meet the needs of our customers; and

c.	are balanced from an economic, social and environmental perspective.

3.	The Company Recognizes Multiple Certification Standards. International Paper recognizes the following certification standards in our global operations:

a.	The Programme for the Endorsement of Forest Certification (PEFC), a global umbrella organization that certifies national certification standards and supports the promotion of sustainable forest management and chain of custody.

b.	The Forest Stewardship Council (FSC), a globally recognized system that uses regionally developed forest management standards and includes chain of custody.

c.	The Sustainable Forestry Initiative (SFI), a North American standard which includes provisions for forest management, fiber procurement and chain of custody, and is recognized by PEFC.

d.	Cerflor, the Brazilian Program of Forest Certification, a Brazilian national standard that includes forest management and chain of custody, and is recognized by PEFC.

e.	In countries or regions of the world that do not have established certification standards, the Company implements International Standards of Organization (ISO) 14001 environmental management systems on the wood or fiber procurement systems for its facilities.

Since only 10 percent of the world’s industrial forestlands are certified to any sustainability standard, there is still important advocacy work to do. While the proponent disputes the value of SFI certification, SFI is recognized by PEFC, and other PEFC-endorsed forest certification programs around the world. More than 480 million acres of forestland have been certified under SFI—more than any other certification program, and only 229 million acres in 78 countries are certified according to FSC requirements. International Paper is committed to procuring fiber from certified sources.

4.

The Company is Committed to Recycling. Our environmental stewardship and dedication to sustainability are also reflected in our commitment to recycling. We are active in the National Recycling Coalition, and have teamed with customers and other organizations on community projects aimed at raising public awareness about the value of recycling paper products. We have various post-consumer fiber re- pulping facilities and recycled products, including the ecotainer™ paper cup. We are a leader in supporting recovery of fiber for reuse. Recent examples include a partnership with the National Parks Foundation to increase waste recovery and promote composting in our national parks, and our partnership with the City of Memphis, the location of our global headquarters, to improve recovery and recycling programs for packaging.

Our Company is committed to increased use of recycled fiber in our products where practical and economical. How much recycled fiber can and should be used to make our products depends on many factors, including the availability of recycled fiber, and the costs and environmental impact of transporting and collecting it. To better understand the impacts of our products, we have begun to employ a Life Cycle Assessment (LCA) tool that provides a detailed environmental analysis of our products and will help us improve our products. This tool will also help us take into account the benefits of using recycled fiber as well as the potential inefficiencies and negative environmental impacts that may be associated with the collection, transportation and processing of recycled fiber. International Paper optimizes its reliance on this renewable resource for the benefit of the Company, our customers, our shareowners and society.

5.	The Company Created the Office of Sustainability. In keeping with the Company’s commitment to forest stewardship and continued improvement in the sustainability arena, in 2007, we created the Office of Sustainability, led by a Company vice president. The Office of Sustainability is responsible for developing and implementing policies that support our sustainability objectives, and for marshalling the resources and expertise of our business and staff leaders globally. Our sustainability policy is directed by a Sustainability Leadership Council comprised of senior business and staff leaders. The Office of Sustainability champions Company-wide conservation and natural resource stewardship strategies to support the environmental goals of our customers. It focuses its attention on the many issues surrounding sustainable wood fiber procurement, air and water quality, habitat conservation, product life-cycle analysis, and other natural resource issues as they pertain to the needs of our customers. The Office of Sustainability is also charged with raising the awareness of sustainability issues and assisting with obtaining third-party certification for our products. It builds upon our more than 30 years of work on the Company’s sustainability initiatives and innovative partnerships with conservation groups, such as Environmental Defense, the Conservation Fund, the Nature Conservancy, National Audubon Society and NatureServe.

For all of these reasons, the reports requested in the shareowner proposal are duplicative, unnecessary, and a waste of shareowner assets.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal.

Our Board of Directors

Class I Directors – Term Expiring in 2010

David J. Bronczek, 53, president and chief executive officer of FedEx Express, since February 2000. Mr. Bronczek started with FedEx in 1976 and has served as executive vice president and chief operating officer of FedEx Express. Mr. Bronczek serves on the boards of Memphis Tomorrow, the National Safe Kids Campaign, the International Air Transport Association, the National Board of Directors for United Way, the Board of Visitors for the University of Memphis, and the Honors Advisory Board for the University of North Carolina at Chapel Hill. Director since October 9, 2006.

Martha F. Brooks, 48, president and chief operating officer of Novelis Inc., an aluminum rolling and recycling company, since January 2005, when the company was spun off from Alcan Inc. Ms. Brooks served as president and chief executive officer of Alcan Rolled Products Americas and Asia, senior vice president of Alcan Inc. and president of Alcan Aluminum Corporation from August 2002 to December 2004. In addition, she was vice president of Cummins Inc. from May 1996 to June 2002. Ms. Brooks serves on the boards of Manufacturers Alliance/MAPI, Hathaway Brown School, Yale – China Association, and Keep America Beautiful, Inc. Director since December 9, 2003.

Lynn Laverty Elsenhans, 51, executive vice president, global manufacturing, Shell Downstream Inc., a subsidiary of Royal Dutch Shell plc, since January 2005. Ms. Elsenhans previously served as president of Shell Oil Company and chief executive officer of Shell Oil Products U.S. from 2003 until 2005, and director strategic planning, sustainable development and external affairs of Shell International Limited from 2002 to 2003. Ms. Elsenhans is a trustee of Rice University and First Tee, an overseer for the Jones Graduate School of Management at Rice, and on the boards of the World Golf Foundation, the Texas Medical Center, and Central Houston, Inc. Director since March 15, 2007.

John L. Townsend, III, 52, private investor and outside member of the Riverstone Group, a private investment fund. Mr. Townsend also serves as senior advisor to Stone Point Capital, a private investment fund that manages the Trident Funds. Mr. Townsend was previously employed by Goldman Sachs & Co. from 1987 to 2002 and was a general partner from 1992 to 1999 and a managing director from 1999 to 2002. Mr. Townsend is a director of Belk, Inc., a department store retailer, and Castle Point Capital, an asset manager sponsored by the Trident Funds. Director since March 13, 2006.

Class II Directors – Term Expiring in 2011

The following three directors are nominated for election at the 2008 Annual Meeting. Each of these directors is standing for election to serve a term that will expire in 2011.

Samir G. Gibara, 68, retired chairman of the board and chief executive officer of The Goodyear Tire & Rubber Company. Mr. Gibara served as chairman and chief executive officer from 1996 to his retirement in 2002 and remained as non-executive chairman until June 30, 2003. Prior to 1996, Mr. Gibara served that company in various managerial posts prior to being elected president and chief operating officer in 1995. Mr. Gibara served as a director of Dana Corporation through early 2008, and will stand for election to the board of W&T Offshore Inc. in May 2008. He serves on the Board of Dean’s Advisors of the Harvard Business School and as a trustee of the University of Akron Foundation. Director since March 9, 1999.

John F. Turner, 66, former Assistant Secretary of State for Oceans and International and Scientific Affairs from November 11, 2001 to July 8, 2005. He received the Department of State’s Distinguished Honor Award from Secretary of State Colin Powell in January 2005. Prior to serving in the Department of State, Mr. Turner was president and chief executive officer of The Conservation Fund. Between 1989 and 1993, he was director of the U.S. Fish and Wildlife Service. Mr. Turner also served in the Wyoming State Legislature for 19 years and is a past president of the Wyoming State Senate. Mr. Turner is director of Peabody Energy Company, Ashland Inc., and The Bank of Jackson Hole. He is a visiting professor at the University of Wyoming in the School of Environment & Natural Resources and is a managing partner in a family business, The Triangle X Ranch, in Wyoming. Director since July 11, 2005.

Alberto Weisser, 52, chairman and chief executive officer of Bunge Limited, a global food, commodity and agribusiness company, since 1999. Mr. Weisser served as Bunge’s chief financial officer from 1993 to 1999. Mr. Weisser is a member of the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Director since January 1, 2006.

Class III Directors – Term Expiring in 2009

John V. Faraci, 58, chairman and chief executive officer of International Paper, since November 2003. Earlier in 2003, he was elected president of International Paper, and he previously served as executive vice president and chief financial officer from 2000 to 2003. From 1999 to 2000, he was senior vice president-finance and chief financial officer. From 1995 until 1999, he was chief executive officer and managing director of Carter Holt Harvey Ltd., a former majority-owned subsidiary of International Paper located in New Zealand. Mr. Faraci is a member of the board of directors of United Technologies Corporation. He also serves as a member of the boards of the Grand Teton National Park Foundation, and the National Park Foundation. He is a trustee of Denison University and a member of the Citigroup International Advisory Board. Director since February 11, 2003.

Donald F. McHenry, 71, former U.S. Ambassador to the United Nations. Mr. McHenry has served as the Distinguished Professor of Diplomacy at Georgetown University since 1981. Mr. McHenry is a member of the board of The Coca-Cola Company. He also serves on the boards of the Center for Transitional Justice, the Ford Foundation International Fellows, the Institute for International Economics, the Institute for the Study of Diplomacy, the Institute for International Education, the American Assembly, the Global Leadership Forum, and the American Ditchley Foundation. Director since April 14, 1981.
Retiring
December 31, 2008

William G. Walter, 62, chairman, president and chief executive officer of FMC Corporation, an agriculture, specialty and industrial chemical company, since 2001. Mr. Walter served as executive vice president of FMC Corporation from 2000 to 2001 and vice president and general manager of FMC’s Specialty Chemicals Group from 1997 to 2000. Mr. Walter is a member of the board of directors of the American Chemistry Council and of the National Association of Manufacturers. He is also a member of The Business Roundtable and serves on its Environment, Technology and Economy and International Trade and Investment task forces. In addition, he serves on the Executive Committee of the Philadelphia Chamber of Commerce. Director since January 1, 2005.

J. Steven Whisler, 53, retired as chairman and chief executive officer of Phelps Dodge Corporation upon its merger with Freeport Copper and Gold, Inc. in March 2007. Mr. Whisler served as chairman and chief executive officer of Phelps Dodge Corporation from November 2003 until March 2007. He was chairman, president and chief executive officer of Phelps Dodge Corporation from May 2000 until November 2003. Mr. Whisler is a director of Burlington Northern Santa Fe Corporation, the U.S. Airways Group, Inc., and the Brunswick Corporation. He is also a director of the National Cowboy and Western Heritage Museum. Director since December 11, 2007.
Standing for election
at the 2008 Annual
Meeting

Compensation Comparator Group (CCG):

A group of companies against which International Paper evaluates its compensation programs.

Please see page 46 for a list of companies in our CCG.

Director Compensation

Compensation Philosophy

Our compensation program for non-employee directors is guided by the following principles. We believe our compensation program should:

—	Provide total compensation comprising both cash and equity that targets the median level of compensation paid by our Compensation Comparator Group;

—	Align the interests of our directors with the interests of our executives and shareowners;

—	Attract and retain top director talent;

—	Focus on stewardship rather than attendance; and

—	Be flexible to meet the needs of a diverse group of directors.

In May 2007, we transitioned the oversight of our director compensation program from the Management Development and Compensation Committee to the Governance Committee. Each element of director compensation discussed below is recommended by the Governance Committee and approved by our Board.

Stock Ownership Requirements

Our directors are required to own a significant equity stake in the Company of at least 10,000 shares of common stock, or deferred stock units. Directors have until March 2011, or, in the case of newly elected directors, five years from the date of their election, to meet the ownership requirement. We believe this helps align the interests of our directors with the interests of our shareowners.

Elements of Our Director Compensation Program

For 2007, compensation for our non-employee directors consists of:

—	An annual retainer fee that is a mix of cash and equity;

—	Committee chair fees and Audit and Finance Committee member fees, if applicable;

—	Life, business travel accident, and liability insurance; and

—	Matching contributions by the Company on the director’s behalf to educational institutions up to $5,000 per year.

We evaluate the reasonableness and appropriateness of the total compensation paid to our directors in comparison to peer companies who comprise our Compensation Comparator Group, or CCG, listed on page 46 of this proxy statement. Our practice is to target our director compensation at the median of our CCG so that we can effectively compete for top director talent.

Our pay study for director compensation conducted in 2007 showed that our total board fees were 18 percent below the CCG median, causing the Company to rank 15th out of the 21 companies in our CCG for director pay. Accordingly, the Board approved an increase in annual retainer fees and committee chair fees, and the payment of an additional fee to members of the

Audit and Finance Committee. The 2007-2008 director fees are shown in the table below.

Annual Compensation

Annual retainer fees for both the 2006 and 2007 performance years (May to April) are shown below. The actual amounts received by our directors for the 2007 calendar year are shown in the Director Compensation Table.

Board & Committee Fees

Type of Fee	2006-2007 Fee Amount	2007-2008 Fee Amount

Board Fees
Cash Retainer	$60,000	$80,000

Equity Retainer	$100,000	$120,000

Committee Fees
Audit and Finance Committee Chair	$20,000	$25,000

Audit and Finance Committee Member	None	$10,000

Management Development and Compensation Committee Chair	$10,000	$15,000

Governance Committee Chair	$10,000	$15,000

Public Policy and Environment Chair	$10,000	$10,000

Annual Matching Gift Program

Our directors are eligible to participate in our matching gift program, which is available to all our employees. Under this program, we match our employees’ and directors’ charitable gifts to eligible educational institutions up to $5,000 per year per person.

Legacy Director Charitable Award Program

Directors who joined our Board on or before July 1, 2007, are eligible to participate in our legacy charitable award program. Under this program, the Company will make a charitable donation of $1 million in the director’s name, in 10 equal annual installments following the director’s death, to the eligible college or university selected by the director.

Insurance and Indemnification Contracts

We provide life insurance in the amount of $10,500 each to our non-employee directors, and travel accident insurance in the amount of $500,000 that covers a director if he or she dies or suffers certain injuries while traveling on business for us.

We provide liability insurance for our directors, officers and certain other employees at an annual cost of approximately $5.8 million. The principal underwriters of coverage, which was renewed in 2007 and extends to June 15, 2008, are Federal Insurance Company and XL Specialty Insurance Company.

Our By-laws provide for standard indemnification of our directors and officers in accordance with New York law. We also have contractual arrangements with our directors that indemnify them in certain circumstances for costs and liabilities incurred in actions brought against them while acting as our directors.

Our Analysis

We believe that our director compensation program effectively rewards our directors for their time and commitment to the Company, and is consistent with our compensation philosophy as shown below.

Our Director Pay Principles	Our 2007 Director Pay Policies and Practices

☑ Target compensation at median of CCG

—   Conducted benchmarking survey of CCG during 2007 to evaluate director compensation

—   Increased fees and added member fee where appropriate to maintain competitiveness

—   Maintained mix of cash and equity that is in line with CCG

☑ Align the interests of our directors with the interests of our executives and shareowners	— Paid 60 percent of compensation in the form of equity so that directors, like shareowners, have a personal stake in the Company’s financial performance

☑ Attract and retain top director talent	— Compensated directors competitively, based on a cross-section of similar companies (CCG)

☑ Focus on stewardship rather than attendance	— Continued to pay annual retainer rather than per-meeting fees

☑ Maintain flexibility to meet the needs of a diverse group of directors	— Continued to allow directors to choose between cash and equity and elect to defer their fees until retirement

Non-Employee Director Compensation Table

The following table provides information on 2007 compensation for non-employee directors. This table shows fiscal year 2007 compensation based on the Securities and Exchange Commission’s compensation disclosure requirements. Since we pay our directors on a May-to-April performance year, the amounts in the table below show differences among directors because (i) each director makes individual elections to receive his or her fees in the form of cash or equity; (ii) each director makes individual elections to defer compensation; (iii) certain directors receive committee chair fees and/or member fees; and (iv) directors may join our Board on different dates, so their compensation is prorated for the year.

The value of equity awards in the “Stock Awards” column is based on Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), as required by the Securities and Exchange Commission. As a result, this value may include amounts from awards granted in and prior to 2007, and not the amount actually paid to the director in 2007.

2007 Non-Employee Director Compensation

Name of Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
David J. Bronczek	—	212,217	35,976	248,193
Martha F. Brooks	—	183,228	53,484	236,712
Lynn Laverty Elsenhans	—	162,578	34,152	196,730
Samir G. Gibara	87,500	108,074	47,422	242,996
Donald F. McHenry	86,250	108,074	66,555	260,879
John L. Townsend, III	87,917	126,511	37,416	251,844
John F. Turner	83,333	126,511	35,731	245,575
William G. Walter	—	200,087	44,769	244,856
Alberto Weisser	—	188,244	39,601	227,845
J. Steven Whisler	—	17,032	658	17,690

(1) Directors may elect to convert their $80,000 cash retainer fee into shares of Company stock. In order to encourage director stock ownership, a director who makes this election receives a 20 percent premium in additional shares of stock, thereby receiving the equivalent of $96,000 in Company stock, based on the closing stock price of the Company’s common stock on the day preceding our annual shareowners meeting in May. This election must be made prior to the end of each calendar year for the upcoming performance year. Because certain directors have elected to receive shares in lieu of cash, certain directors shown above received no cash compensation during 2007.

(2) The value of stock awards shown in the “Stock Awards” column is based on SFAS No. 123(R) as required by the Securities and Exchange Commission.

Directors who elect to defer their restricted stock until death, disability or retirement receive restricted stock units, or RSU’s, rather than restricted stock. RSU’s are accounted for as liability awards rather than equity awards. For 2007, the grant date fair value of the equity awards shown in the “Stock Awards” column is based on the closing price of the Company’s common stock on May 4, 2007, which is the day prior to the effective date of the grant, and were as follows: $230,086 for Mr. Bronczek and $134,074 for Mr. Townsend and Mr. Turner, each of whom received shares of restricted stock rather than RSU’s. All other directors selected RSU’s, which are valued at the closing price of the Company’s stock on December 31, 2007.

Restrictions on shares awarded to our directors under our current compensation plan lapse one year from issuance, and then are freely transferable, subject to our director stock ownership requirement and securities regulations. Two of our directors hold shares of Company stock that were awarded under our previous compensation plan and may not sell those shares until their retirement, disability or death. RSU’s are not transferable until a director’s retirement from the Board, death or disability. The value of his or her RSU’s are paid in cash in January following retirement, death or disability.

The following table shows the aggregate number of unvested shares outstanding as of December 31, 2007 for each non-employee director.

Aggregate Number of Unvested Shares Outstanding as of December 31, 2007

Name of Director	Aggregate Number of Unvested Shares Outstanding
David J. Bronczek	6,231
Martha F. Brooks	22,839
Lynn Laverty Elsenhans	7,298
Samir G. Gibara	18,675
Donald F. McHenry	47,267
John L. Townsend, III	3,519
John F. Turner	3,703
William G. Walter	19,109
Alberto Weisser	13,233
J. Steven Whisler	2,650

(3) A breakdown of the amounts shown in the “All Other Compensation” column for 2007 for each non-employee director is set forth in the following table:

2007 All Other Compensation

	Company Matching Gifts ($) (a)	Annual Expense of Charitable Award Program ($) (b)	Dividends Earned ($) (c)	TOTAL All Other Compensation ($) (d)
David J. Bronczek	—	29,033	6,943	35,976
Martha F. Brooks	5,000	29,033	19,451	53,484
Lynn Laverty Elsenhans	5,000	24,194	4,958	34,152
Samir G. Gibara	5,000	29,033	13,389	47,422
Donald F. McHenry	5,000	29,033	32,522	66,555
John L. Townsend, III	5,000	29,033	3,383	37,416
John F. Turner	—	29,033	6,698	35,731
William G. Walter	—	29,033	15,736	44,769
Alberto Weisser	—	29,033	10,568	39,601
J. Steven Whisler	—	—	658	658

(a) Under the Company’s matching gifts program, contributions in 2007 by Ms. Brooks, Ms. Elsenhans, Mr. Gibara, Mr. McHenry and Mr. Townsend were matched by the Company up to a maximum amount of $5,000. The Company matched Mr. Gibara’s 2007 gift in 2008.

(b) With regard to the annual expense of our legacy charitable award program, we determine the total annual expense to the Company by using assumptions related to each current and retired director who participates in the program. We take into account each director’s age, years of service on our Board, and mandatory retirement age. We make a standard mortality assumption for all directors and use a discount rate of 6 percent. For directors who served in 2007, the Company incurred a non-cash expense of $285,488 that was allocated ratably to those directors based on the number of months each served. Non-employee directors vest in the program upon serving on our Board for at least 10 years, retiring from our Board at the mandatory retirement age, or in the event of disability or death. Directors derive no financial benefit from our charitable award program. We finance the program in part through life insurance policies, of which we are the beneficiary. We expect to receive an income tax deduction when we make the designated charitable awards.

(c) Directors earn dividends on their shares of stock and RSU’s, which they may elect to receive either as cash or in the form of additional shares of stock or RSU’s. The amount shown represents the value of dividends earned, whether in cash or in stock. Directors who have accumulated a greater number of shares or RSU’s will earn a greater number of dividends.

(d) The total column represents the sum of columns (a) through (c), and is shown in column (3) of the 2007 Director Compensation Table, above. The amount shown does not include the de minimis cost for each director of a $10,500 life insurance policy and a $500,000 business travel accident policy.

Helpline Contact Information:

On the Web:

www.internationalpaper.com

Within the US:

(800) 443-6308

Outside the US:

(877) 319-0263

Information About Our Corporate Governance

Our Commitment to Sound Corporate Governance Principles

We believe that good corporate governance is critical to achieving business success. Our Board has adopted Corporate Governance Principles that reflect its commitment to sound governance practices. In addition, each of our Board committees has its own charter to assure that our Board fully discharges its responsibilities to our shareowners. Our Board regularly reviews its Corporate Governance Principles and committee charters and makes changes from time to time to reflect developments in the law and the corporate governance area.

Our Corporate Governance Principles and our Board committee charters are published on our Web site at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. This section of our Web site contains all of our corporate governance materials. A paper copy of these materials is available at no cost upon written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

In each of the areas discussed below, we have embraced sound principles, policies and procedures to ensure that our Board and our management goals are aligned with our shareowners’ interests.

Our Code of Business Ethics

Our Board has adopted a Code of Business Ethics that applies to our directors, officers and all employees to ensure that we conduct business in a legal and ethical manner. Our revised Code of Business Ethics, which became effective on January 31, 2008, can be found on our Web site at www.internationalpaper.com by clicking on the “Our Company” tab at the top of the page and then on the “Ethics and Business Practice” link. This updated Code of Business Ethics reflects the increasingly global nature of our business and addresses many global compliance issues. A paper copy is available at no cost upon written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Our Office of Ethics and Business Practice, located at our global headquarters in Memphis, Tennessee, is led by Mr. James D. Berg, Director of Ethics and Business Practice. If an employee, customer, vendor or shareowner has a concern about ethics or business practices of the Company or any of its employees or representatives, he or she may contact Mr. Berg in person by going to his office or by communicating with him via mail, e-mail, facsimile or telephone. Our Code of Business Ethics explains that there are multiple channels for an employee to report a concern, including to his or her manager, assigned human resource professional or legal counsel or to our internal audit department.

Our Helpline is available 24 hours a day, seven days a week, to receive calls from anyone wishing to report a concern or complaint, anonymous or otherwise. Helpline contact information can be found on our Web site at

Our Independent Directors:

David J. Bronczek

Martha F. Brooks

Lynn Laverty Elsenhans

Samir G. Gibara

Donald F. McHenry

John L. Townsend, III

John F. Turner

William G. Walter

Alberto Weisser

J. Steven Whisler

www.internationalpaper.com by clicking on the “Our Company” tab at the top of the page, then on the “Ethics and Business Practice” link, then under “How to Contact Us” on the left scroll-down menu.

All Helpline contacts are provided to Mr. Berg for further action and, if possible, for a response to the person making the contact. Any report to any one of our multiple channels for reporting concerns that raises a concern or allegation of impropriety relating to our accounting, internal controls or other financial or audit matters is immediately forwarded to Mr. Berg, who is then responsible for reporting such matters, unfiltered, to the chair of our Audit and Finance Committee. All such matters are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee to ensure compliance with the Sarbanes-Oxley Act of 2002.

Our Board of Directors

Our certificate of incorporation permits the size of our Board to be anywhere from nine to 18 members. Currently, the size of our Board is 11. During 2007, Ms. Lynn Laverty Elsenhans and Mr. J. Steven Whisler were elected to our Board.

Director Qualification Criteria and Independence Standards

In March 2007, our Board adopted Director Qualification Criteria and Independence Standards, which it uses to evaluate incumbent directors being considered for election at each annual meeting, as well as to evaluate director-candidates. The Director Qualification Criteria and Independence Standards may be found on our Web site at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. We discuss below some of the more important considerations that qualify our directors for service on our Board.

It is the policy of our Board that a majority of its members be independent from the Company, its management and its independent registered public accounting firm. Based on the Governance Committee’s review of our current directors, our Board has determined that all of our non-employee directors are independent. We have one employee-director, our chairman, Mr. Faraci, who is not independent.

Director Independence Determination Process and Standards

Annually, our Board determines the independence of directors based on a review conducted by the Governance Committee and Ms. Smith. The Governance Committee and the Board evaluate and determine each director’s independence under the NYSE Listing Manual’s independence standards and the Company’s Director Qualification and Independence Standards.

Under Securities and Exchange Commission rules, the Governance Committee is required to analyze and describe any transactions, relationships or arrangements not specifically disclosed in this proxy statement that were considered in determining our directors’ independence. To facilitate this process, the Governance Committee reviews directors’ responses to our annual Directors’ and Officers’ Questionnaire, which requires disclosure of each director’s and his or her immediate family’s relationships to the Company, as well as any potential conflicts of interest.

In this context, the Governance Committee considered the following relationships. Based on its analysis of the relationships and our independence standards, the Governance Committee concluded and recommended to our Board that none of these relationships impaired any of our directors’ independence.

—

The employment of our directors with the following employers with whom we may do business: Mr. Bronczek at FedEx Express, a subsidiary of Federal Express; Ms. Brooks at Novelis Inc.; Ms. Laverty Elsenhans at Shell Downstream Inc., a subsidiary of Royal Dutch Shell plc; Mr. Walter at FMC Corporation; and Mr. Weisser at Bunge Limited. The Governance Committee determined that the commercial relationships between International Paper and these companies were not material under our categorical independence standards.

—

The service by Mr. Weisser on the North American Agribusiness Advisory Board sponsored by Rabobank Nederland. Rabobank Nederland is an entity to which International Paper is indebted. Mr. Weisser does not serve as an executive officer of Rabobank Nederland, nor did he receive compensation from Rabobank Nederland.

—	Non-profit and charitable organization affiliations of our directors. None of our directors serve as an executive officer of any organization to which we make charitable contributions.

Further, the Governance Committee recommended, and our Board determined, that all of our non-employee directors meet the independence requirements for service on our Audit and Finance Committee, the Management Development and Compensation Committee, and the Governance Committee.

Board of Directors’ Policies and Practices

Resignation Policy

If a director’s principal occupation changes substantially, he or she is required to tender his or her resignation for consideration by the Governance Committee. The Governance Committee then recommends to the Board whether or not to accept the resignation. None of our directors tendered his or her resignation as a result of a substantial change in principal occupation in 2007.

In 2006, we adopted majority voting of directors pursuant to a By-law amendment. Accordingly, a director nominee who receives a greater number of votes “withheld” than votes “for” his or her election must submit his or her resignation, and the Board, working through the Governance Committee, will determine whether or not to accept the resignation.

At this 2008 Annual Meeting, we are offering a proposal to amend our Restated Certificate of Incorporation to further provide for majority of voting of directors in non-contested elections. If the Company’s proposed amendment is approved by our shareowners, each vote (other than abstentions) would be counted “for” or “against” each director nominee. We would amend our By-laws to conform our director resignation policy so that it continues to apply under the majority voting standard adopted in our Restated Certificate of Incorporation.

Mandatory Retirement Policy

A director is required to retire from our Board on December 31 of the year in which he or she attains the age of 70 if the director was elected or appointed to the Board for the first time after July 13, 1999, or December 31 of the year in which the director attains the age of 72 for directors appointed prior to that date. No directors retired under this policy during 2007. Two of our current directors, Mr. McHenry and Mr. Gibara, must retire at age 72, and all other directors must retire at age 70. Mr. McHenry will retire under this policy on December 31, 2008.

Orientation and Continuing Education

Our new directors participate in a director orientation that includes written materials and presentations by subject matter experts, as well as meetings with senior management, our independent registered public accounting firm and both the Company’s and the Management Development and Compensation Committee’s compensation consultants. New directors visit several of our facilities and meet with employees. Continuing education occurs at Board and committee meetings, with specific topics of interest covered by management or outside experts. Directors are also offered the opportunity to attend director education programs provided by third parties. On a regular basis, our Board visits a facility or significant operation and, at each Board meeting, meets informally with members of senior management.

Board, Committee and Annual Meeting Attendance

The Board met nine times during 2007 with an average attendance rate of 99 percent. Each director attended 75 percent or more of the aggregate number of meetings of the Board and committees on which he or she served. As required by our Corporate Governance Principles, all those who were directors at the time of the 2007 Annual Meeting were in attendance at the 2007 Annual Meeting.

Executive Sessions of Non-Management Directors

Non-management directors of our Board meet in regularly scheduled executive sessions without management present following our regularly scheduled Board meetings. In 2007, executive sessions were held after every regularly scheduled Board meeting. The chair of the Governance Committee is the presiding director for these executive sessions. The duties of the presiding director include:

—	Leading both the annual performance assessment of the chief executive officer and the annual Board self-assessment, described below;

—	Ensuring that the Board holds executive sessions;

—	Overseeing and managing how the Company provides information to the Board, including establishing and assessing communication channels, and the timeliness and quality of information received; and

Governance Committee

Current Members

Donald F. McHenry (Chair)

David J. Bronczek

Samir G. Gibara

John L. Townsend, III

John F. Turner

J. Steven Whisler

Five Meetings in 2007

Meeting Attendance Rate

96 percent

All members are independent

—	Regularly reviewing and assessing the Company’s Corporate Governance Principles.

Independent directors have unlimited access to independent legal, financial, accounting and other advisors as they may deem appropriate, without obtaining management approval.

Annual Board and Committee Self-Assessment

In accordance with a procedure established by the Governance Committee, our Board conducts an annual self-assessment of its own and its committees’ performance. The assessment is based on individual interviews with each independent director, conducted by Ms. Smith.

Separately, an assessment of individual board members is conducted by the Governance Committee and the chairman of the Board prior to his or her nomination for election by shareowners, in accordance with the director qualification criteria discussed above. If the Company’s proposal to elect directors annually is approved by shareowners at this 2008 Annual Meeting, once director nominations are made on an annual basis, then this individual assessment process will be conducted annually.

Our Board Committees

In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are four standing committees and one executive committee. Our four standing committees are: (i) Audit and Finance; (ii) Governance; (iii) Management Development and Compensation; and (iv) Public Policy and Environment. The Executive Committee meets only if a quorum of the full Board cannot be convened and there is an urgent need to meet.

Each committee has its own charter, and each charter is reviewed annually by each committee to assure ongoing compliance with applicable law and sound governance practices. The Governance Committee assesses the Executive Committee charter. Committee charters may be found on our Web site at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. Paper copies are available at no cost by written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Committee Assignments

Board members are assigned to one or more committees. The Governance Committee recommends any changes in assignments to the full Board. Committee chairs are rotated periodically, usually every three to five years.

Governance Committee

Meetings. Meeting agendas are developed by the Governance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. The Governance Committee chair also serves as the presiding director for all non-management sessions of the Board, as described above.

Audit and Finance Committee

Current Members

John L. Townsend, III (Chair)

Lynn Laverty Elsenhans

Samir G. Gibara

William G. Walter

Alberto Weisser

Nine Meetings in 2007

Meeting Attendance Rate

100 percent

Each member is an “Audit Committee Financial Expert” under the SEC’s definition

All members are independent

Responsibilities. The Governance Committee is responsible for identifying and recommending individuals qualified to become Board members. The committee is also responsible for ongoing monitoring and oversight of our governance practices, including the Company’s Corporate Governance Principles, and reviewing conflicts of interest, including related person transactions under our Related Person Transaction Policy. The committee is also responsible for recommending non-employee director compensation, and for assisting the Board in its annual self-assessment.

Director Nomination Procedures

During 2007, there have been no changes to the procedures by which shareowners may recommend Board nominees. The Committee did not receive any recommended nominees from a shareowner or group of shareowners that beneficially own more than 5 percent of our common stock.

Our Board applies the same criteria in evaluating candidates nominated by shareowners as well as in evaluating those recommended by other sources. The Committee has engaged Egon Zehnder International, a business leadership recruiting firm, to identify potential director-candidates to the Board. Through this recruiting firm’s efforts, Ms. Lynn Laverty Elsenhans and Mr. J. Steven Whisler were identified as potential Board candidates.

Audit and Finance Committee

Meetings. Meeting agendas are developed by the Audit and Finance Committee chair in consultation with committee members and senior management, who regularly attend the meetings. On a regular basis, the committee holds an executive session without members of management, and it also meets privately with representatives from our independent registered public accounting firm, and separately with each of our chief financial officer, Mr. Tim Nicholls, our senior vice president, general counsel and corporate secretary, Ms. Smith, and our vice president, internal audit, Ms. Terri L. Herrington.

Responsibilities. The Audit and Finance Committee assists our Board in monitoring the integrity of our financial statements and financial reporting procedures and overseeing the independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. The committee is also responsible for monitoring the use and development of our financial resources, the risk of financial fraud involving management and ensuring that controls are in place to prevent, deter and detect fraud by management, and such other matters as directed by our Board or the committee’s charter.

Audit and Finance Committee Report

The following is the report of the Audit and Finance Committee with respect to the Company’s audited financial statements for the fiscal year ended December 31, 2007.

The Audit and Finance Committee assists the Board of Directors in its oversight of the Company’s financial reporting process and implementation and maintenance of effective controls to prevent, deter and detect fraud by management. The Audit and Finance Committee’s responsibilities are more fully described in its charter, which is accessible on the Company’s Web site at www.internationalpaper.com under the “Our Company” tab at the top and then the “Governance” link on the right. Paper copies of the Audit and Finance Committee charter may be obtained, without cost, by written request to Ms. Maura A. Smith, Corporate Secretary, International Paper Company, 6400 Poplar Avenue, Memphis, TN 38197.

In fulfilling its oversight responsibilities, the Audit and Finance Committee has reviewed and discussed the Company’s annual audited and quarterly consolidated financial statements for the 2007 fiscal year with management and Deloitte & Touche LLP (“Deloitte & Touche”), the Company’s independent registered public accounting firm. The Audit and Finance Committee has discussed with Deloitte & Touche the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1.AU. section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit and Finance Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3600T, and has discussed with Deloitte & Touche its independence from the Company and its management. The Audit and Finance Committee has also considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining the auditors’ independence.

The Board has determined that the following members of our Audit and Finance Committee are audit committee financial experts as defined in Item 407(d)(5)(ii) of Regulation S-K: Lynn Laverty Elsenhans, Samir G. Gibara, John L. Townsend, III, William G. Walter, and Alberto Weisser. The Board has determined that each of these audit committee financial experts meets the independence requirements set forth under the listing standards of the NYSE and our independence standards.

Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

For more information:

For a complete copy of International Paper’s “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services”, visit us on the Web at:

www.internationalpaper.com

Click the “Our Company” tab, then the “Governance” link,

or write to:

Ms. Maura A. Smith,

Corporate Secretary,

International Paper

6400 Poplar Avenue

Memphis, TN 38197

The Audit and Finance Committee has selected, and the Board of Directors has approved, subject to shareowner ratification, the appointment of the Company’s independent auditors.

Audit and Finance Committee
John L. Townsend, III, Chairman	William G. Walter
Lynn Laverty Elsenhans	Alberto Weisser
Samir G. Gibara

The Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is responsible for engaging the Company’s independent registered public accounting firm, and has evaluated the qualifications, performance and independence of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates. Based on this evaluation, the Audit and Finance Committee has approved and selected, and the Board has ratified, Deloitte & Touche as the Company’s independent registered public accounting firm for 2008.

Deloitte & Touche’s reports on the consolidated financial statements for each of the three fiscal years in the period ended December 31, 2007, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Independent Auditor Fees

The Audit and Finance Committee engaged Deloitte & Touche to perform an annual integrated audit of the Company’s financial statements, which includes an audit of the Company’s internal controls over financial reporting, for the years ended December 31, 2006 and 2007. The total fees and expenses paid to Deloitte & Touche are as follows (in thousands):

	2006 ($)	2007 ($)
Audit Fees	17,789	14,646
Audit-Related Fees	2,193	2,973
Tax Fees	229	189
All Other Fees	14	10
Total Fees	20,225	17,818

Services Provided by the Independent Auditors

All services rendered by Deloitte & Touche are permissible under applicable laws and regulations, and are pre-approved by the Audit and Finance Committee. Pursuant to rules adopted by the Securities and Exchange Commission, the fees paid to Deloitte & Touche for services provided are presented in the table above under the following categories:

1.

Audit Fees—These are fees for professional services performed by Deloitte & Touche for the audit and review of our annual financial statements that are normally provided in connection with statutory and regulatory filings or engagements, comfort letters, consents and other services related to Securities and Exchange Commission matters. Audit

Public Policy and Environment Committee

Current Members

John F. Turner (Chair)

David J. Bronczek

Martha F. Brooks

Lynn Laverty Elsenhans

Donald F. McHenry

Four Meetings in 2007

Attendance Rate

94 percent

All members are independent

fees in both years include amounts related to the audit of the effectiveness of internal controls over financial reporting.

2.	Audit-Related Fees—These are fees for assurance and related services performed by Deloitte & Touche that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit and compensation plan audit, accounting consultations on divestitures and acquisitions, attestations by Deloitte & Touche that are not required by statute or regulation, consulting on financial accounting and reporting standards, and consultations on internal controls and quality assurance audit procedures related to new or changed systems or work processes.

3.	Tax Fees—These are fees for professional services performed by Deloitte & Touche with respect to tax compliance, tax advice and tax planning. This includes consultations on preparation of original and amended tax returns for the Company and its consolidated subsidiaries, refund claims, payment planning, and tax audit assistance. Deloitte & Touche has not provided any services related to tax shelter transactions, nor has Deloitte & Touche provided any services under contingent fee arrangements.

4.	All Other Fees—These are fees for other permissible work performed by Deloitte & Touche that do not meet the above category descriptions. The services relate to various engagements that are permissible under applicable laws and regulations, which are primarily related to assistance with, and development of, training materials.

The Audit and Finance Committee has adopted “Guidelines of International Paper Company Audit and Finance Committee for Pre-Approval of Independent Auditor Services,” which are available on our Web site at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right. A paper copy may be obtained at no cost by written request to Ms. Maura A. Smith, Corporate Secretary, International Paper, 6400 Poplar Avenue, Memphis, TN 38197.

Public Policy and Environment Committee

Meetings. Meeting agendas are developed by the Public Policy and Environment Committee chair in consultation with committee members and senior management, who regularly attend the meetings.

Responsibilities. The Public Policy and Environment Committee has overall responsibility for the review of contemporary and emerging public policy issues, as well as technology issues pertaining to the Company. The committee reviews the Company’s health and safety policies and environmental policies to ensure continuous improvement and compliance. The committee also reviews the Company’s policies and procedures for complying with its legal and regulatory obligations, including the Code of Ethics.

Executive Committee

Current Members

John V. Faraci (Chair)

Donald F. McHenry

John L. Townsend III

John F. Turner

William G. Walter

No Meetings in 2007

Management Development and Compensation Committee

Current Members

William G. Walter (Chair)

Martha F. Brooks

Samir G. Gibara

Donald F. McHenry

Alberto Weisser

Seven Meetings in 2007

Attendance Rate

97 percent

All members are independent

Executive Committee

The Executive Committee may act for our Board, to the extent permitted by law, if Board action is required and a quorum of our full Board cannot be convened on a timely basis in person or telephonically. The chairman of our Board and the chair of each Board committee is a member of the Executive Committee.

Management Development and Compensation Committee

The Management Development and Compensation Committee assists our Board in discharging its responsibilities relating to overseeing our overall compensation programs and determining compensation of our senior vice presidents and above (other than the chief executive officer). The committee is also responsible for discussing with our management the Compensation Discussion and Analysis that is prepared as part of this proxy statement and for recommending that it be included in our proxy statement. The committee has general responsibility for ensuring that we have in place policies and programs for the development of senior management and senior management succession. The committee acts as the oversight committee with respect to our retirement and benefit plans for senior officers and must approve significant changes to the retirement and benefit plans for our employees. With respect to those plans, the committee may delegate authority for both day-to-day administration and interpretation of the programs, except as it may impact our senior vice presidents and above.

Management Development and Compensation Committee Processes and Procedures

Meetings. Meeting agendas are developed by the Management Development and Compensation Committee chair in consultation with committee members and senior management, who regularly attend the meetings. An executive session without management present is held at each meeting.

The committee’s independent consultant, James F. Reda & Associates, LLC (“James F. Reda”), also regularly attends meetings and, from time to time, the Company’s compensation consultant, Towers Perrin, may attend.

Role of Independent Consultants. The committee has authority to retain, terminate and approve fees and other terms of engagement for consultants to assist in the evaluation of the compensation for senior vice presidents and above. The performance of, and fees paid to, the consultant are reviewed annually by the committee. The committee has retained James F. Reda as the independent consultant to the committee since early 2004. The consultant reports directly to the committee, and does not provide services to management of the Company.

The consultant is expected to achieve the following objectives:

—	Attend meetings of the Management Development and Compensation Committee as requested;

—	Acquire adequate knowledge and understanding of our compensation philosophy and rewards programs;

—	Provide advice on the direction and design of our executive compensation programs;

—	Provide insight into the general direction of executive compensation within Fortune 100 companies; and

—	Facilitate open communication between our management and the Management Development and Compensation Committee, assuring that both parties are aware and knowledgeable of ongoing issues.

Role of Executive Officers and Management in Compensation Decisions. The committee works closely with Mr. Faraci, who makes recommendations concerning the strategic direction of our compensation programs. Mr. Faraci is assisted by Mr. Carter, who is responsible for program design, and by Ms. Smith, who provides legal advice.

Each year, the chief executive officer provides an annual performance assessment and compensation recommendation to the committee for each senior vice president and above. Following a review of these recommendations, the committee either approves or modifies the compensation recommendation as they deem appropriate. The compensation of the chief executive officer is recommended by the committee for approval by the independent members of the Board.

Compensation Committee Interlocks and Insider Participation

No member of the Management Development and Compensation Committee was, during the fiscal year, an officer or employee of the Company or was formerly an officer of the Company, or had any relationship requiring disclosure by us under Item 404 of Regulation S-K of the Exchange Act. Please refer to “Transactions with Related Persons,” below, for additional information. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity or as a director of another entity, one of whose executive officers served on our Management Development and Compensation Committee. None of our executive officers served as a member of the compensation committee (or its equivalent) of another entity, one of whose executive officers served as one of our directors.

Transactions With Related Persons

Transactions Covered. Our Board has adopted a written policy and procedures for review and approval or ratification of transactions involving the Company and “related persons” (directors and executive officers and their immediate family members or shareowners owning 5 percent or greater of our outstanding common stock and their immediate family members). The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the Securities and Exchange Commission’s rules (specifically, any transaction involving us in which (i) the amount involved exceeded $120,000 and (ii) a related person had a direct or indirect material interest). A copy of our procedures may be found on our Web site at www.internationalpaper.com under the “Our Company” tab at the top of the page and then under the “Governance” link in the menu on the right.

Related Person Transaction Review Procedures. Related person transactions must be approved in advance by the Governance Committee whenever possible, or must be ratified as promptly as possible thereafter. We will disclose in our proxy statement any transactions that are found to be directly or indirectly material to a related person.

Prior to entering into a transaction, a related person must provide the details of the transaction to the general counsel, including the relationship of the person to the Company, the dollar amount involved, and whether the related person or his or her family member has or will have a direct or indirect interest in the transaction. The general counsel evaluates the transaction to determine if the Company or the related person has a direct or indirect material interest in the transaction. If so, then the general counsel notifies the chief executive officer and submits the facts of the transaction to the Governance Committee for its review. The Governance Committee may approve a transaction only if these review procedures have been followed, and the Governance Committee determines that the transaction is not detrimental to the Company and does not violate the Company’s Conflict of Interest Policy.

Related Person Transactions in 2007. Other than a transaction with one executive officer pursuant to our standard relocation program, we had no related person transactions in 2007. Our relocation program is available to all current U.S. employees and is administered by Hewitt Relocation Services, Inc., a business within Hewitt Associates LLC (“Hewitt”). We typically relocate several hundred employees each year for career development and business needs.

In connection with the relocation of our Company headquarters from Connecticut to Tennessee announced in 2005, Ms. Smith relocated under our employee relocation program administered by Hewitt. Hewitt sold her residence to a third party buyer in 2007. For this reason, we have included in Ms. Smith’s compensation disclosure for 2007 certain amounts attributable to the sale of her home during 2007. The expenses we have included relate to the direct benefits that Ms. Smith received under our relocation policy. Since the Company bears any economic loss or retains any profit from the sale of the employee’s home, we have not included in Ms. Smith’s compensation any profit or loss on the sale to a third party, nor have we included amounts attributable to the carrying costs incurred by the Company.

In 2007, in connection with our U.S. relocation program, we incurred a total cost of about $12.5 million in expenses related to relocation transactions involving approximately 611 employees.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors, certain officers, and persons who own more than 10 percent of our common stock to file initial reports of beneficial ownership on Form 3, and reports of subsequent changes in beneficial ownership on Forms 4 or 5 with the Securities and Exchange Commission.

Based solely on our review of copies of these forms, we believe that all officers, directors, and persons who own more than 10 percent of our common stock complied with the filing requirements applicable to them for the fiscal year ended December 31, 2007, except as follows: (i) on February 14, 2007, we filed all of the Forms 4 in connection with the payment of awards under our Performance Share Plan, however, due to a technical processing issue, the filing for Ms. Carol Roberts, senior vice president – packaging solutions, was dated February 15, 2007; (ii) on February 26, 2007, we filed an untimely Form 5 with regard a gift of shares during 2007 by Ms. Marianne Parrs; and (iii) due to a coding error on the part of the third party administrator for our Deferred Compensation Savings Plan, we reported on December 11, 2007, the contributions by Mr. John Faraci to the Deferred Compensation Savings Plan, which should have been reported monthly for the prior six-month period.

Executive Compensation

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis, or CD&A, describes the overall compensation practices at International Paper, and specifically describes the compensation earned for the following named executive officers:

—	John V. Faraci, Chairman and CEO

—	Marianne M. Parrs, Executive Vice President and CFO (retired as of December 31, 2007)

—	Tim S. Nicholls, Senior Vice President and CFO

—	Maura A. Smith, Senior Vice President, General Counsel and Corporate Secretary

—	Newland A. Lesko, Executive Vice President – Manufacturing and Technology

—	H. Wayne Brafford, Senior Vice President – Printing and Communication Papers

Compensation Philosophy and Objectives

Our compensation programs are built around two primary components: pay-for-performance and pay at risk. Our programs reward performance when our executives and the Company achieve specific goals that improve the Company’s financial performance and drive strategic initiatives to ensure a profitable future, which includes executing on our transformation plan. Our programs also place greater emphasis on at-risk compensation that is paid only if the Company achieves certain performance levels. Additionally, we strive to maintain our ability to attract and retain superior employees in key positions in order to compete effectively, execute on our transformation plan, and create lasting shareowner value.

How We Design Our Executive Compensation Programs

Our Board of Directors bears the ultimate responsibility for approving our compensation programs. The Management Development and Compensation Committee, referred to in this section as the Committee, assists the Board in discharging its responsibilities.

Compensation Consultants. As discussed on page 41, the Committee has retained James F. Reda as its independent compensation consultant to provide advice and ongoing recommendations concerning our executive compensation programs. Separately, the Company utilizes Towers Perrin for executive compensation consulting. Towers Perrin provides other services to the Company, including health and welfare consulting, benefits accounting consulting, pension consulting and certain pension administration processes. No member of Towers Perrin’s executive compensation practice who consults to us will have his or her compensation directly influenced by any expansion of other Towers Perrin consulting services to us.

Compensation Comparator Group. Each year, the Committee considers the compensation levels, programs and practices of certain other companies to assure that our programs are market-competitive. These other companies, referred to as our Compensation Comparator Group, or CCG, are comparably sized industrial companies. Our 2007 CCG consisted of the companies shown below.

2007 Compensation Comparator Group

—	3M Company
—	The Boeing Company
—	Conagra Foods Inc.
—	E.I. DuPont de Nemours
—	FedEx Corporation
—	Honeywell International Inc.
—	Kimberly-Clark Corporation
—	Raytheon Company
—	United States Steel Corporation
—	Weyerhaeuser Company
—	Alcoa Inc.
—	Caterpillar Inc.
—	The Dow Chemical Company
—	Emerson Electric Company
—	The Goodyear Tire & Rubber Company
—	Johnson Controls, Inc.
—	Marathon Oil Corporation
—	Texas Instruments Inc.
—	United Technologies Corporation
—	Xerox Corporation

CCG companies are selected because they have comparable annual revenue, geographic presence and complexity, draw executive talent from similar labor markets, and are publicly traded. Our CCG is reviewed annually by the Committee and its consultant, and any changes must be approved by the Committee.

Benchmarking. On a periodic basis, the Company benchmarks itself against the pay levels and practices of our CCG to ensure we are competitive in the marketplace and to evaluate market trends that may warrant adjustments to our current program. Towers Perrin conducts the study and presents it to the Committee.

The study guides us in setting target compensation based on target performance. We target compensation levels for our total direct compensation (base salary, short-term and long-term incentive compensation) at the median (50th percentile) of the CCG. In the study utilized for 2007 pay, targeted total direct compensation of the named executive officers was within approximately 20 percent (above or below) of the CCG median.

How We Assess Performance. We consider both individual and Company performance when determining the compensation of our executives. With respect to Company performance, the Management Development and Compensation Committee continues to believe that a significant portion of our senior executives’ total compensation should be at-risk compensation to align their interests with those of shareowners. That is why our short-term incentive compensation plan (Management Incentive Plan or “MIP”) is tied to the Company’s Return on Investment (“ROI”) performance, and our long-term incentive compensation plan (Performance Share Plan or “PSP”) is tied to both ROI and Total Shareowner Return (“TSR”) performance. From time to time, the Committee evaluates the appropriateness of these metrics and the award scales, and may make adjustments.

Individual performance is measured against pre-established written objectives based on high-level goals that demonstrate leadership and fulfill key strategic goals of the Company. Described below are the 2007 objectives for each of our named executive officers.

Chairman and Chief Executive Officer Compensation Decisions

We utilize the same methodology for determining compensation of our chief executive officer as we do with the other named executive officers, applying our compensation policies consistently for all senior executives. As with all our senior executives, the chief executive officer’s compensation is determined based on targets developed through our benchmarking, and actual payouts are based on an assessment of both the Company’s and the chief executive officer’s performance.

The chief executive officer’s performance is assessed by the independent members of our Board during a mid-year and year-end review of his performance against pre-established annual objectives. The Management Development and Compensation Committee relies on those assessments when recommending his base salary and incentive compensation to the Board for approval. Some of the significant 2007 objectives that were considered by the Committee are listed below.

—	Successful execution of the Company’s Transformation Plan during Year 2, and further development of long-range strategic plans.

—	Achieving improved financial performance, including earnings before interest and taxes (“EBIT”), earnings per share (“EPS”) and ROI goals.

—	Successfully integrate non-U.S. investments and achieve earnings targets.

—	Ensure continuity of leadership, including succession planning and recruitment of independent directors.

Other NEOs’ Compensation Decisions

Individual performance for our senior vice presidents and above (other than the chief executive officer) is assessed annually against objectives established at the beginning of the year through individual discussions with the chief executive officer. Based on those assessments, the chief executive officer, in consultation with the senior vice president, human resources and communications, recommends to the Committee the annual incentive compensation and base salary merit increases for these senior executives. Some of the objectives considered for our other named executive officers are listed below.

Marianne M. Parrs, Executive Vice President and Chief Financial Officer

—

Provide effective oversight to the execution of the Company’s Transformation Plan, including supervision of the Finance Department in the redeployment of proceeds from divestments, and of other corporate groups, as well as effective supervision of the Company’s corporate supply chain and information technology functions.

—

Strengthen and recruit new leaders in the Finance Department to better align financial reporting, treasury, audit, business analysis and investor relations functions to support the Company’s objectives and communications with shareowners.

Tim S. Nicholls, Senior Vice President and Chief Financial Officer

—	Successful transition and strong leadership in role of chief financial officer beginning in December 2007.

Maura A. Smith, Senior Vice President, General Counsel and Corporate Secretary

—	Continued reduction in legal costs while maintaining the highest quality legal services, and advice to the Company, particularly with respect to the Ilim joint venture transaction.

—	Act as advisor and subject matter expert on matters before the Board of Directors.

—	Provide effective oversight of the global government relations functions.

Newland A. Lesko, Executive Vice President, Manufacturing and Technology

—	Achieve budgeted operations improvement goals, with excellent manufacturing performance in the Company’s mills, as well as achieve budgeted returns on cost reduction and strategic projects.

—	Provide ongoing support and leadership within manufacturing and supply chain initiatives.

—	Provide effective oversight to the Company’s global environmental, health and safety programs, including achievement of significant Company wide improvement in safety performance.

H. Wayne Brafford, Senior Vice President, Printing and Communication Papers

—	Achieve improved financial performance and long-range strategy for the business.

—	Achieve improvements in manufacturing, supply chain and commercial operations, resulting in enhanced margins.

—	Serve as chair of the Company’s Global Uncoated Free Sheet Council, which directs global strategic and tactical decisions for the Company’s uncoated free sheet business.

Due to the nature of these position-specific objectives, an evaluation of how well each executive achieved his or her respective goals is both objective and subjective. In this way, individual performance differs from the quantifiable performance metrics used to assess Company performance. The chief executive officer is best suited to evaluate our executive officers’ performance. Ultimately, it is the Committee’s evaluation of the chief executive officer’s assessment along with competitive market data that determines each executive’s total compensation.

2007 Named Executive Officer Compensation Mix

The significance we place on at-risk, performance-based compensation is illustrated in the graphs that follow, which represent the mix of total targeted direct compensation for 2007. These graphs show how 2007 actual compensation (base salary, 2007 short-term incentive compensation and 2005-2007 long-term incentive compensation) paid to the named executive officers compared with the 2007 targeted compensation based on each officer’s position level.

The graphs demonstrate our belief that, as executives achieve higher levels of seniority, a greater percentage of their pay should be at-risk, with base salary representing a lower percentage of total direct compensation as position levels increase.

The targeted compensation shown for Mr. Nicholls is the structure applicable to his December 2007 promotion to chief financial officer, while the actual compensation paid reflects amounts paid for 11 months prior to, and one month after, his promotion.

Actual amounts represented for long-term and short-term incentive compensation were paid in February 2008.

2007 Targeted Total Direct Compensation versus 2007 Actual Compensation Paid by Position Level

ROI PEER GROUP

Bowater Incorporated

Domtar Inc.

MeadWestvaco Corporation

M-Real Corporation

Packaging Corporation of America

Sappi Limited

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM-Kymmene Corp.

Weyerhaeuser Company

TSR PEER GROUP

Alcan Inc.

Alcoa Inc.

Bowater Incorporated

Domtar Inc.

Dow Chemical Company

E.I. DuPont de Nemours

MeadWestvaco Corporation

M-Real Corporation

Packaging Corporation of America

S&P 100 Index

S&P Basic Materials Index

Sappi Limited

Smurfit-Stone Container Corporation

Stora Enso Corporation

UPM-Kymmene Corporation

Weyerhaeuser Company

Performance Metrics for Our Incentive Pay Plans

We recognize that our shareowners have the opportunity to invest in many companies, and that we are competing for investment dollars. As a result, our peer groups include our direct industry global competitors as well as other industrial basic materials companies. Our short- and long-term incentive programs are designed to reward performance against well-recognized and readily discernable metrics: ROI1 and TSR 2. We also measure our performance in both metrics against defined peer groups shown below.

ROI measures a company’s profitability, which is useful information for shareowners who expect to earn a certain return on their investment. ROI is an indicator of a company’s ability to use its assets and resources to generate earnings. The concept of ROI is well understood within the Company and by our shareowners, and it is also relevant as a common measure of profitability among our industry specific global competitors.

TSR reflects share price appreciation and dividends paid to show the total return to shareowners. TSR can be used to compare the performance of different companies’ stocks over time. Our relative TSR position or rank reflects how our stock performed during a specific interval in generating returns to our shareowners versus our industry, basic materials peer companies, the S&P Basic Materials Index and the S&P 100 Index.

Our 2007 ROI and TSR Peer Groups are shown as listed. Our ROI Peer Group consists of global companies in our industry. All ROI peer group members are also included in the TSR peer group. The TSR Peer Group is a broader cross-section of comparable companies, including companies engaged in global manufacturing and capital-intensive industrial businesses, as well as the composite performance of companies included in the S&P 100 Index and the S&P Basic Materials Index. Our peer groups are reviewed and approved by the Management Development and Compensation Committee.

1 For purposes of the incentive compensation plans discussed here, ROI is calculated as after-tax operating earnings (including both earnings from continuing and discontinued operations up through the date of sale) before the impact of special items, divided by average capital employed. Capital employed is total assets, less short-term, non-interest-bearing liabilities. Special items that may be excluded include but are not limited to, gains or losses associated with asset sales, asset impairments, restructuring costs, and other significant out-of-period or “one-off” items. We calculate International Paper’s ROI and our peer companies’ ROI using the same methodology.

2 For purposes of the incentive compensation plans discussed here, TSR is calculated as the change in the Company’s common stock price during the performance period plus the impact of any dividends paid and reinvested during the performance period. For all companies in our TSR Peer Group, both the beginning and ending common stock prices used are the average closing price of the 20 trading days immediately preceding the beginning and ending of the performance period. We calculate International Paper’s TSR and our peer companies’ TSR using the same methodology.

Elements of Our Executive Compensation Programs

We will now explain in more detail the elements of and rationale for the total direct compensation paid to our executives.

Base Salary

Base salaries represent the only fixed portion of our executives’ compensation. Factors considered when setting base salary for the named executive officers include competitive compensation levels compared to our CCG, position level and job responsibilities, individual and business performance (if applicable), and reasonableness and fairness when compared to other similar positions of responsibility within the Company. Base salary for service in 2007 is shown in the “Salary” column of the Summary Compensation Table.

Management Incentive Plan

Overview

The Company does not pay guaranteed annual bonuses to our executives or to employees at any level because our philosophy is rooted in pay-for-performance. The MIP is a performance-based annual cash incentive plan available to approximately 2,600 management employees in 2007, including our named executive officers.

The MIP is designed to motivate and reward employees for achieving performance of annual targets in our most critical short-term goals needed to improve our business performance.

MIP Performance Metrics and Objectives

The 2007 MIP performance metrics and target performance objectives established by the Committee are shown below. The Company’s performance achievement is approved by the Committee after year-end results are finalized.

MIP Performance Metrics & Objectives

2007 MIP Performance Metric	Weighted Percentage	Target Performance Objective
ROI rank against ROI Peer Group	50%	Rank of 4th of 11
ROI improvement over prior year	30%	Improve ROI by 1.2 percentage points
Performance drivers: diversity and employee engagement	20%	Achieve measured improvement based on internal metric

MIP Award Pool Calculation

Based on market data, each MIP participant has a target award expressed as a percentage of the midpoint of a defined salary range for his or her position level. The total amount of the MIP award pool is the sum of the target awards, multiplied by the percentage of the Company’s overall performance achievement against the three metrics listed above. In addition, we have incorporated into the MIP an internal stretch goal based on absolute financial performance that, if achieved, would add 50 percentage points to the achievement of the relative ROI metric, resulting in a maximum MIP payout of 200 percent.

Senior management makes awards to MIP-eligible employees based on the performance of the Company, the business (if applicable) and the individual.

The Committee does not have discretion to adjust the award pool upward but may adjust the pool downward. At its February 2008 meeting, the Committee approved the total MIP award pool for performance in 2007 not to exceed $83,700,000, and the total MIP award pool was paid.

Performance Share Plan

Overview

A key element of our pay-for-performance philosophy is our reliance on performance-based equity awards, which reward employees with equity only if specified performance goals are achieved. This program aligns employees’ and shareowners’ interests by providing employees an ownership stake in the Company.

Performance-based restricted stock awards are granted annually under our PSP to eligible employees. Satisfactory individual performance is a condition to receiving an award. Shares are earned only if the Company meets or exceeds pre-determined relative performance goals over the applicable three-year performance period.

Annual PSP Grants

Annual PSP grants are approved by the Committee in December to approximately 900 participants for the upcoming three-year performance period. The effective date of each grant is the first business day of the following January. The Committee approves specific grants to the senior vice presidents and above (except for the chief executive officer, whose grant is approved by the Board). Target award levels for all participants, including senior vice presidents and above, are based on market data.

PSP Performance Metrics and Objectives

The 2007 PSP performance metrics and target performance objectives established by the Committee are shown below.

PSP Performance Metrics & Objectives

2007 PSP Performance Metric	Senior Lead Team Weighted Percentage	All Other Employees Weighted Percentage	Target Performance Objective
ROI rank against ROI Peer Group	50%	75%	Rank of 4th of 11
TSR rank against TSR Peer Group	50%	25%	Rank of 8th of 17

PSP Segmented Awards

The Company’s relative performance achievement is measured using a segmented approach. There are four separate measurement periods within the three-year performance period: three one-year periods and one three-year period. One-quarter of each award is “banked” based on performance achievement approved by the Committee for each segmented measurement period. The “banked” shares are not paid until the end of the full three-year performance period. This segmented approach is shown graphically below.

PSP Segmented Awards & Banking Schedule

Using a segmented approach requires superior performance in all four periods to achieve above target awards.

Performance is measured on a weighted basis of 50 percent ROI and 50 percent TSR for senior executives. This weighting is intended to provide an equal emphasis on building shareowner value (as measured by relative TSR) and achieving a higher ROI than our peer companies (as measured by relative ROI). For all other participants, performance is measured on a weighted basis of 75 percent ROI and 25 percent TSR.

PSP Payout Calculation

Possible payouts under the 2007 PSP range from 0 percent to 225 percent of the target award amount, depending on the Company’s relative rank in ROI and TSR. In addition, we have incorporated into the 2007 PSP an internal stretch goal based on absolute financial performance that, if achieved, would add 50 percentage points to the achievement of the relative ROI metric (which is weighted 50 percent for senior officers), resulting in a maximum payout of 250 percent.

At the end of the three-year performance period, the Committee approves payment of PSP awards to senior vice presidents and above (except for the chief executive officer whose payment is approved by the Board).

Other Long-Term Incentives

Service-Based Restricted Stock Awards

The Committee believes that in certain circumstances, it may be appropriate to make service-based restricted stock awards to retain key employees, recruit new senior-level employees, or recognize a significant promotion. Restricted stock awards are used infrequently, and no restricted stock awards have been granted to our named executive officers since 2003.

Discontinued Stock Option Program

Our stock option program was terminated in 2004 for executives and for all employees in 2005. Under the plan in effect from 1989 to 2005, stock options were awarded annually or semi-annually by the Committee, with an exercise price equal to the closing price of our common stock on the date immediately preceding the date the grant was approved.

The named executive officers and other eligible participants continue to hold previously awarded outstanding stock options as shown on the Outstanding Equity Awards Table. Options remain exercisable for their full 10-year term, unless an employee is terminated or voluntarily leaves, in which case the options expire immediately or within 90 days of termination, depending upon the year the stock options were granted. There are no holding requirements on stock acquired through the exercise of options.

Although no new stock options have been granted since 2005, the stock option program allows for reloads, with certain restrictions. Reloads are a benefit in which new stock options are granted each time a participant exercises stock options, up to a maximum of four reloads per grant. For stock options granted prior to July 1, 2000, reloads are available on the entire grant upon exercise using any of the four available exercise methods (cashless sell, cashless hold, cash exercise or stock swap). For stock options granted after July 1, 2000, reloads are available upon exercise using the stock swap method, where previously held shares are delivered as payment for the exercise price and only on the number of shares tendered to cover the purchase price.

The grant price of the new option acquired upon a reload is automatically based on the value of the stock at the time the options are exercised. For example, if a participant exercises an option with a grant price of $30.00 to purchase Company common stock valued at $35.00 per share, the reload options will have a grant price of $35.00 per share.

Executive Continuity Awards

No executive continuity award has been granted since 2000 and we no longer grant these awards. We previously awarded executive continuity awards to encourage continued employment of key senior executives. Our chief executive officer holds the only outstanding executive continuity awards, and the terms of those awards are described in footnote 4 to the Outstanding Equity Awards Table.

Perquisites

The Company provides perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the nature of the individual’s responsibilities in order to provide a competitive level of total rewards to our executives. Certain perquisites are available to all our employees, such as the Company’s programs that match employee contributions to educational institutions and to the United Way of America, a national network of more than 1,300 locally governed organizations that work to create lasting positive changes in communities and people’s lives.

Additional information about the perquisites we provide to our named executive officers may be found in footnote 3 to the Summary Compensation Table.

Deferred Compensation

Our unfunded, non-qualified Deferred Compensation Savings Plan (“DCSP”) allows employees, including the named executive officers, to defer up to 85 percent of compensation, including base salary and MIP, beyond the contribution limits set by the Internal Revenue Service (“IRS”) for our Salaried Savings Plan, which is our tax-qualified 401(k) plan. The DCSP permits participants to defer the obligation to pay taxes on certain elements of compensation. Deferred amounts are credited with Company matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of compensation, plus 50 percent of contributions up to an additional 4 percent of compensation. Amounts deferred earn returns based on investment options modeled after the investment funds in the 401(k) plan, as elected by the participant. Additional details regarding our DCSP follow the Non-Qualified Deferred Compensation Table.

Retirement and Health Benefits

The Committee believes that providing attractive retirement and health benefits to the Company’s executives and employees helps us remain competitive in the market for top talent. We provide retirement benefits to our salaried employees, including the named executive officers, hired prior to July 1, 2004, under the Retirement Plan and the Pension Restoration Plan. Employees hired on or after July 1, 2004, are eligible for a Company-funded retirement savings account through our 401(k) plan. We offer the Pension Restoration Plan to supplement the Retirement Plan for employees whose compensation is greater than the limits set by the IRS for qualified retirement plans. Absent this plan, certain employees would not achieve a retirement benefit commensurate with their earnings during the course of their careers with us.

Certain senior executives also have an opportunity to receive their pension under an alternative plan, called the Unfunded Supplemental Retirement Plan for Senior Managers, or SERP. There are 17 participants in the SERP who are senior vice presidents or above; two participants who are vice presidents and were grandfathered into the program; and three participants who have been designated as participants by the chief executive officer because they joined the Company late in their career or through an acquisition.

The SERP is designed to provide retirement benefits determined under one of three SERP formulas based on the participant’s date of hire and date of eligibility for SERP participation. A description of how benefits are calculated in each of these plans follows the Pension Benefits Table.

We have offered the SERP since 1983, when it was established to recruit senior and mid-career executives. Following the Committee’s review of the SERP in 2005, the benefit formula was reduced for all new entrants into the program after June 30, 2004. Additional information regarding the formulas may be found following the Pension Benefit Table. The Committee continues to review the market competitiveness of the formula for new entrants into the SERP.

Health benefits are provided to all employees, with a variety of options. The Company pays a significant portion of the cost of benefits for our employees, although more highly compensated employees pay a greater portion of their share of the cost than employees at lower compensation levels. We do not offer any supplemental health care benefits to our executive officers.

Payments Upon Disability or Death

In the event of termination for disability, the named executive officers are eligible for benefits in disability programs available to our U.S. salaried employees. These include a long-term disability income benefit of 60 percent of base salary, continuation of medical and life insurance coverage applicable to active employees while disabled, and continuation of pension benefit accruals. Upon reaching age 65, the disabled individual is covered under our retirement programs, as described above.

In the event of death, the named executive officers’ beneficiaries will receive benefits under the programs available to our U.S. salaried employees, with two additional benefits. First, the named executive officers are covered by our executive supplemental life insurance program, which is described in footnote 3 to the Summary Compensation Table. Second, if the named executive officer is a participant in the SERP, which is a plan not available to the majority of our salaried employees, the surviving spouse benefit in the event the executive dies while employed would be calculated under the SERP.

In the event of disability or death, equity awards under the PSP are prorated based upon the number of months that the participant worked during the performance period, and are paid at the end of the three-year performance period based on actual Company performance. Service-based restricted stock awards, including executive continuity awards, also become vested upon death or disability.

Severance Plan and Board Severance Policy

The Company has a Severance Plan for all salaried employees, which provides two weeks’ salary for every year or partial year of service, provided the employee signs a termination agreement acceptable to the Company. The Committee believes that the Severance Plan is consistent with the practices of the companies in our CCG.

Under some circumstances, the Committee or the Board may elect to increase a severance payment above what is provided under the Severance Plan, but this severance payment is limited by the Board policy adopted in 2005 that applies to severance payments to our chief executive officer, executive vice presidents, senior vice presidents and controller in the event of an involuntary termination of employment without cause, absent a change in control.

Under this 2005 Board severance policy, the maximum severance that may be paid is limited to an amount, which, when combined with the severance payments under the Severance Plan described above, would not exceed two times the executive’s current (i) base salary plus (ii) target MIP for the year of termination. This does not include other earned benefits that may be payable, such as restricted stock under the PSP or retirement benefits. It also does not include benefits that are available to a larger class of employees, such as post-termination benefits like continuation of medical and dental coverage.

Any severance amount greater than the amount described above must be approved in advance by our shareowners.

Potential Severance Payments to Our Named Executive Officers

The following table represents amounts that would be payable to our named executive officers under our standard Severance Plan, with the exception of Ms. Parrs who retired on December 31, 2007. The amounts shown are based on the Severance Plan formula of two weeks for every year (or partial year) of service. This table does not apply to a termination following a change in control. This table assumes that neither the Board nor the Management Development and Compensation Committee approved payment of severance above the standard Severance Plan.

2007 Potential Post-Employment Compensation: Termination Without Cause (Excluding Change in Control)

Name	Years of Credited Service (#)	Lump Sum Severance Payment ($) (1)	Benefits or Perquisites ($) (2)	Value of Vesting of PSP Shares ($) (3)	Lump Sum Pension Benefit ($) (4)	TOTAL Benefit at Termination ($) (5)	Annual Pension Benefit ($) (6)
John V. Faraci	34	3,611,140	135,634	8,106,463	—	11,853,237	1,175,837
Tim S. Nicholls	17	703,107	55,555	543,175	—	1,301,837	49,040
Maura A. Smith	5	593,575	63,865	1,807,516	—	2,464,956	—
Newland A. Lesko	41	1,523,031	71,022	1,807,516	8,088,941	11,490,510	131,643
H. Wayne Brafford	33	1,135,353	59,722	1,489,480	—	2,684,615	332,768

(1) Amounts shown in this column reflect estimated amounts that may be paid to an individual eligible for severance under the International Paper Severance Plan which includes two weeks’ salary for each year or partial year of service. Amounts shown also include the following benefits to which the employee would be entitled: (i) unused current year vacation pay; (ii) special vacation pay, if retirement eligible; and (iii) prorated target MIP award for 2007. We do not gross up standard severance benefits.

(2) Amounts shown in this column reflect the cost of (i) six months’ continued medical, dental and Employee Assistance Program coverage and (ii) the value of executive outplacement services based on a percentage of the executive’s salary.

(3) Under our PSP, employees who are involuntarily terminated receive a prorated PSP award for the number of months employed in the three-year performance period based on actual Company performance. The amount is paid at the end of the three-year period. Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2007, of the 2006-2008 and 2007-2009 PSP shares, including reinvested dividends, the named executive officer would be entitled to receive. In addition, the named executive officer would receive the 2005-2007 PSP award, which has a performance period ending on December 31, 2007, which is not shown here because the vesting is not accelerated.

(4) Amounts shown in this column are the lump sum benefits payable under the Pension Restoration Plan and the SERP for Mr. Lesko, who is the only named executive officer eligible for a lump sum payment as of December 31, 2007. The methodology used to calculate lump sum benefits can be found in footnote 1 to the 2007 Potential Post-Employment Compensation: Payments Upon Retirement Table.

(5) Amounts shown in this column reflect the sum of columns (1) through (4).

(6) Amounts shown in this column are the annual annuity benefits payable from the tax-qualified Retirement Plan and from the Pension Restoration Plan, if applicable. The amount shown as an annuity for Mr. Lesko includes only the tax-qualified Retirement Plan. Because Mr. Lesko is vested in the SERP, his benefit is payable as a lump sum and is therefore included in column (4).

Change in Control Agreements

Our Board believes that maintaining change in control agreements with our senior leaders is a sound business decision that protects shareowner value prior to and after a change in control, and allows us to recruit and retain top executive talent.

At its February 2008 meeting, the Committee reviewed our change in control program and concluded that the Company would be best served by limiting the program to senior vice presidents and above going forward. Current participants who are vice presidents will continue to participate, however, no new vice presidents will be added to the program unless specific circumstances warrant an exception.

We have one form of agreement that covers our chief executive officer, one executive vice president, and all senior vice presidents. We have a second form of agreement that covers our current vice presidents. Described below are the benefits under the change in control agreement that covers the named executive officers.

Definition of Change in Control

A “change in control” of the Company occurs in any of the following scenarios:

—	Acquisition of 20 percent or more of the Company’s stock;

—

Change in the majority of the Board of Directors within two consecutive years, unless two-thirds of the directors in office at the beginning of the period approved the nomination or election of the new directors;

—	Merger or similar business combination;

—	Sale of substantially all of the Company’s assets; or

—	Complete liquidation or dissolution of the Company.

Single Trigger Benefits

If a change in control occurs, the following benefits are triggered, whether or not the executive’s employment is terminated. These benefits, payable immediately upon a change in control, are referred to as “single trigger” benefits.

—	PSP shares vest and are paid at actual (for banked segments) or target (for open periods);

—	Service-based restricted stock (including executive continuity awards) vests and becomes unrestricted; and

—	SERP benefits vest and the minimum benefit increases from 25 percent of compensation to 50 percent of compensation for those SERP participants who were in the SERP prior to July 1, 2004.

Double Trigger Benefits

Within two years after a change in control, if an executive’s employment is terminated (other than by reason of death, disability or retirement, or other than for “cause) or if an executive leaves for “good reason” (defined below), then the following benefits are payable, provided the executive signs an irrevocable release of any employment-related claims. These benefits, payable only upon a termination of employment, are referred to as “double trigger” benefits.

—	Prorated MIP award for the year of termination at target;

—	Three times (3X) the sum of (i) base salary plus (ii) target MIP;

—

For participants in the SERP prior to July 1, 2004, an enhanced SERP benefit equal to the higher of (i) 50 percent of compensation, or (ii) the SERP benefit that would be paid absent a change in control but with three additional years of service and age. For participants in the SERP after July 1, 2004, a Pension Restoration Plan benefit that would be paid absent a change in control but with three additional years of service and age.

—	Medical and dental insurance for three years, and retiree medical coverage, if eligible; and

—

“Excise tax gross up.” The Company will reimburse the executive for the federal excise tax of 20 percent imposed on his/her aggregate change in control payment pursuant to Section 4999 of the Internal Revenue Code (the “Code”). However, our plan is designed to avoid triggering payment of this excise tax (and the Company’s obligation to pay this gross up to the executive) by automatically reducing the amount an executive will receive to the Code’s statutory maximum of three times base and bonus (five year average) when payment is less than 115 percent of this statutory maximum.

Definition of “Good Reason”

The agreements define “good reason” as any of the following actions, if taken by the Company without the executive’s consent.

—	Inconsistent duties or a substantial decrease in responsibilities;

—	Reduced annual base salary;

—	Elimination of material compensation plan or change in executive’s participation on substantially the same basis;

—

Elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for executives), or material reduction of any fringe benefit, or failure to provide the same number of vacation days;

—	Successor does not assume the change in control agreement;

—	Any other termination without sufficient notice; or

—	Relocation more than 50 miles from place of work.

Potential Payments to Our Named Executive Officers Following a Change in Control

The following table represents amounts that would be payable to our named executive officers, with the exception of Ms. Parrs who retired on December 31, 2007, assuming they are terminated without cause as of December 31, 2007, following a change in control of the Company.

2007 Potential Post-Employment Compensation: Change in Control

Name	Lump Sum Severance Payment ($) (1)	Benefits or Perquisites ($) (2)	Value of Accelerated Vesting of PSP Shares ($) (3)	Lump Sum Pension Benefit ($) (4)	Gross-up Payments ($) (5)	TOTAL Pre-Tax Benefit ($) (6)	Annual Pension Benefit ($) (7)
John V. Faraci	7,944,000	20,088	16,206,004	21,490,112	10,064,119	55,724,323	89,801
Tim S. Nicholls	2,526,600	20,088	711,194	314,994	1,261,750	4,834,626	42,684
Maura A. Smith	3,111,300	20,088	3,170,034	4,817,522	3,783,425	14,902,369	—
Newland A. Lesko	3,111,300	19,908	3,170,034	8,827,539	2,166,865	17,295,646	131,643
H. Wayne Brafford	2,526,600	20,088	2,452,817	5,478,897	2,484,746	12,963,148	81,016

(1) Amounts shown in this column reflect three times the sum of (i) base salary and (ii) target MIP for 2007.

(2) Amounts shown in this column reflect the cost of continued medical and dental benefits for three years following termination of employment.

(3) Amounts shown in this column reflect the dollar value, based on the closing price of our common stock on December 31, 2007, of the vesting of (i) outstanding 2006-2008 and 2007-2009 PSP awards, including reinvested dividends, based on actual Company performance for completed periods and based on target for incomplete periods and (ii) outstanding grants of service-based restricted stock. In addition, the named executive officer would receive the 2005-2007 PSP award, which has a performance period ending on December 31, 2007, but is not included in the amount shown because it is not accelerated.

(4) Amounts shown in this column reflect the enhanced lump sum benefit payable under the Pension Restoration Plan for each of the named executive officers, other than Ms. Smith and Mr. Nicholls, whose benefits are attributable to amounts under both the SERP and Pension Restoration Plan.

(5) Amounts shown in this column reflect the amount payable to the named executive officer to offset any excise tax imposed under Code Section 280G on payments received under the change in control agreement and any other taxes imposed on this additional amount.

(6) Amounts shown in this column reflect the sum of columns (1) through (5).

(7) Amounts shown in this column are the annual annuity benefits payable from the Retirement Plan. As of December 31, 2007, Ms. Smith is not vested in the Retirement Plan because she has fewer than five years of service as of that date.

Other Compensation-Related Matters

Claw Back of Equity Awards

Our Long-Term Incentive Compensation Plan contains a claw back provision relating to our long-term equity awards: stock options, service-based restricted stock awards, and performance-based restricted stock awards. Under this claw back provision, if our financial statements are required to be restated as a result of errors, omission, or fraud, the Committee may, in its discretion, based on the facts and circumstances surrounding the restatement, direct that we recover all or a portion of an equity award from one or more executives with respect to any fiscal year in which our financial results are negatively affected by such restatement. To do this, we may pursue various ways to recover from one or more executives: (i) seek repayment from the executive; (ii) reduce the amount that would otherwise be payable to the executive under another Company benefit plan; (iii) withhold future equity grants, bonus awards, or salary increases; or (iv) take any combination of these actions.

In 2007, the Company restated our historical financial statements to reflect the required treatment of certain divested businesses as discontinued operations; this was not the result of errors, omissions or fraud by the Company or our management.

Officer Stock Ownership Requirements

In order to further align the long-term financial interests of our senior management with those of our shareowners, all of our officers are expected to hold shares of our common stock with a minimum market value based on a multiple of base pay:

Chief Executive Officer	5x base pay
Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

For purposes of calculating each officer’s total stock holdings, we include the following:

—	Shares acquired through stock option exercises;

—	Shares awarded under the PSP that are vested;

—	Shares awarded under the PSP that are “banked;”

—	Shares held in our tax-qualified Salaried Savings Plan;

—	Share equivalents held in our non-qualified Deferred Compensation Savings Plan;

—	Shares purchased on the open market; and

—	Indirect ownership of shares held by the officer’s spouse or children residing with the officer.

An officer may not sell any shares without Committee approval until he or she reaches the applicable minimum holding requirement and, thereafter, may not sell more than 20 percent of his or her shares, excluding the cashless exercise of stock options in any one calendar year, without the prior approval of the chief executive officer and, in the case of executive and senior vice presidents, without Committee approval. The Board must approve any such exception for the chief executive officer. Discretion to grant an exception to the stock ownership requirement or disposition limit might be exercised in the case of personal or financial hardship or other specific emergency need. These restrictions do not apply to an officer in the 12-month period preceding his or her planned retirement.

Officers were expected to meet these ownership requirements by January 1, 2007, or within four years of election, appointment, or promotion. Each officer’s stock ownership is reviewed annually by the Committee to assure compliance. As of February 11, 2008, all officers required to meet the ownership levels were in compliance.

Consideration of Accounting and Tax Implications

Deductibility of Executive Compensation. The Committee considers the provisions of Code Section 162(m) that allows the Company to take an income tax deduction for compensation up to $1 million and for certain compensation exceeding $1 million paid in any taxable year to a “covered employee” as that term is defined in the Code. The Company believes that compensation paid under our PSP and stock option programs, both of which have been approved by shareowners, is not subject to the $1 million limitation and is generally fully deductible under Code Section 162(m) for federal income tax purposes. However, awards under our MIP for covered employees are subject to the $1 million limitation and must be considered with other compensation in applying the deduction limitation under Code Section 162(m). The total of the MIP award, base salary, imputed income and other compensation (excluding PSP awards, but including equity awards that are earned over time without regard to the Company’s performance, such as restricted stock or executive continuity awards, if any) paid to a covered employee is deductible up to the $1 million limit. Any amount in excess of $1 million is not deductible by the Company.

Non-Qualified Deferred Compensation. The American Jobs Creation Act of 2004 revised the tax laws applicable to non-qualified deferred compensation plans or arrangements. This law affects the Pension Restoration Plan, the SERP and the Deferred Compensation Savings Plan. We believe we have operated these plans in good faith compliance with the regulations.

Accounting for Stock-Based Compensation. On January 1, 2006, we began accounting for stock-based payments, including our PSP and service-based restricted stock awards, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”) as required by the Securities and Exchange Commission.

The Company withholds PSP shares payable to a participant at the statutory withholding rate to pay the participant’s federal income tax. Senior executives may elect to have additional shares withheld (up to 85 percent of the earned award) for payment of taxes. Because we offer this option to our senior executives, their PSP awards are considered “liability” awards for accounting purposes. This means that we remeasure the amount of the PSP liability at fair market value at each balance sheet date with the resulting income or expense recorded in the quarter.

2008 Compensation Comparator Group

3M Company

Alcoa Inc.

Bunge Limited

Caterpillar Inc.

Dow Chemical Company

E.I. DuPont de Nemours

Emerson Electric Company

FedEx Corporation

Goodyear Tire & Rubber

Hess Corporation

Honeywell International Inc.

Johnson Controls, Inc.

Kimberly-Clark Corp.

Lockheed Martin Corp.

Lyondell Chemical Co.

Occidental Petroleum

Schlumberger Limited

U.S. Steel Corporation

Weyerhaeuser Company

Xerox Corporation

The following companies in the 2007 CCG have been removed for 2008:

The Boeing Company

ConAgra Foods

Marathon Oil Corp.

Raytheon Co.

Texas Instruments Inc.

United Technologies Corp.

The accounting treatment of stock-based compensation is not determinative of the type, timing, or amount of any particular grant made to our employees.

Equity Grant Practices

Our policy is that annual PSP grants (including pro rata grants for promotions and newly hired employees) are approved at the December meeting of the MDCC each year. The MDCC chose December as the grant time for annual awards because the awards are designed to drive improved financial performance over the following three-year period.

Service-based restricted stock awards are used infrequently, and may be granted anytime during the year by the senior vice president, human resources, as required, with the approval of the chief executive officer. We no longer grant executive continuity awards or stock options.

The Company does not plan to time, and has not timed, its release of material non-public information for the purpose of affecting the value of executive compensation. The Company does not have any programs, plans or practices of awarding equity or valuing equity based on the price of our common stock price on a date other than the date immediately preceding the actual grant date.

2008 Compensation Changes

Base Salary Merit Increases

In March 2008, the Committee awarded base salary merit increases to our named executive officers ranging from two percent to four percent. Accordingly, effective April 1, 2008, base salaries for our named executive officers were approved as follows: Mr. Faraci, $1,311,900; Mr. Nicholls, $507,800; Ms. Smith, $593,000; Mr. Lesko, $604,500; and Mr. Brafford, $515,000.

2008 Peer Group Changes

Throughout 2007, the Committee conducted an extensive review of all of the various elements of our executive compensation programs with the assistance of the Committee’s compensation consultant. Several changes were made to the various programs described below. Most of these changes will become effective in 2008.

Compensation Comparator Group. Our revised CCG is shown as listed. For 2008, it includes 20 industrial companies where International Paper’s revenue ranks at about the median, representing peers from a broad range of industries that reflect the labor market in which the Company competes for executive talent. Companies that have been added are shown in bold and the companies that were removed are shown separately.

ROI Peer Group. The Committee replaced three companies in our ROI Peer Group with companies that are more direct competitors to International Paper shown below:

ROI Peer Companies Eliminated	ROI Peer Companies Added
Weyerhaeuser Company	Smurfit Kappa Group
AbitibiBowater	Mondi Group
Sappi Limited	Temple-Inland, Inc.

TSR Peer Group. Our TSR Peer Group will be a broader industrial group that includes companies outside the paper and packaging industry, as well as two indices. The companies added are shown below:

TSR Peer Companies Added
United States Steel Corporation	Mondi Group
Svenska Cellulosa Aktiebolaget (SCA)	Norske Skog
Smurfit Kappa Group	Temple-Inland, Inc.

2008 Management Incentive Plan Changes

For 2008, the MIP award pool will be based entirely on financial performance in ROI:

—	60 percent based on relative ROI against our ROI Peer Group; and

—	40 percent based on achievement of internal ROI targets.

In addition, we will incorporate into the 2008 MIP an internal stretch goal based on absolute financial performance that, if achieved, will add 30 percentage points to the overall achievement of the plan, thereby increasing the maximum payout to 215 percent.

Separately, for officers of the Company, individual performance achievement will determine 30 percent of the officer’s award. Individual performance goals are approved for each officer by senior management.

2008 MIP Award Scale for Officers

	Weight	Weighted Payout Range
Financial Performance Objectives — ROI to Plan — ROI to Peers	70%	0 – 160%
Individual Performance Achievement — Approved by senior management	30%	0 – 55%
Individual Award Payout Range	100%	0 – 215%

2008 Performance Share Plan Changes

Beginning in 2008, the PSP award for all Company vice presidents and above will be weighted 50 percent for TSR and 50 percent for ROI. Further, to bring the plan more into compliance with market prevalence, the Committee adjusted the PSP award scale so that the payout range is zero to 230 percent as explained below.

2008 PSP Award Scale for Officers

	Weight	Weighted Payout Range
Relative ROI Rank against ROI Peer Group	50%	0 – 100%
Relative TSR Rank against TSR Peer Group	50%	0 – 100%
PSP Award Payout Range	100%	0 – 200%

In addition, we will incorporate into the 2008 PSP an internal stretch goal based on absolute financial performance that, if achieved, will add 30 percentage points to the overall achievement of the plan, thereby resulting in a maximum payout of 230 percent.

2008 Perquisites

Effective in 2008, the Committee reviewed the perquisites offered to senior executives and made the following changes:

Executive Benefit	Available in 2007	Available in 2008
Annual financial counseling (capped at $7,500 for senior vice presidents and above)	✓	✓ (to be discontinued in 2009)
Executive supplemental life insurance	✓	Current participants only. Closed to new participants.
Tax reimbursement (gross-up) on perquisites available to senior executives	✓	No
Country club memberships	✓	No

Compensation Committee Report

On behalf of the Board of Directors, the Management Development and Compensation Committee of the Board of Directors, referred to as the Committee, oversees the Company’s compensation programs. In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and its proxy statement on Schedule 14A filed in connection with the Company’s 2008 Annual Meeting of Shareowners.

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such laws.

Management Development and Compensation Committee

William G. Walter, Chairman	Donald F. McHenry
Martha F. Brooks	Alberto Weisser
Samir G. Gibara

Additional Information About Our Executive Compensation

The following tables provide detailed information regarding compensation for our “principal executive officer,” two executives who served in the position of “principal financial officer” during 2007, and our next three most highly compensated executive officers. Mr. Nicholls became our chief financial officer on December 1, 2007, upon Ms. Parrs’ retirement from this position.

Summary Compensation Table

The table below shows cash and non-cash compensation for the years ended December 31, 2006 and December 31, 2007.

Explanation of Stock-Awards Column

The value of equity awards in the “Stock Awards” column is based on SFAS No. 123(R). As a result, this value reflects the amount we must include as an expense on our financial statements for the calendar year. The value includes awards under the Performance Share Plan for the named executive officers and, for Mr. Faraci, also includes an expense for the incremental value of the restricted stock awards and executive continuity awards that will vest in future periods.

Explanation of Non-Equity Incentive Compensation Column

The named executive officers were not eligible for any payments that would be considered “Bonus” payments. Rather, our executives participate in the performance-based Management Incentive Plan. The amounts listed in the “Non-Equity Incentive Plan Compensation” column were paid under the Management Incentive Plan in February 2008 for performance during 2007.

Explanation of Change in Pension Value Column

Amounts shown in this column represent the change in accruals under our Retirement Plan, Pension Restoration Plan, and SERP. Importantly, the change in pension value is not currently paid to an executive as compensation, but is a measurement of the change in value of the pension from the prior year. Executives do not receive “preferred or above market” earnings on non-qualified deferred compensation.

2006 and 2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($) (2)	All Other Compensation ($) (3)	Total ($)
John V. Faraci Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	2007	1,243,550	9,463,233	1,986,000	2,260,536	390,160	15,343,479
	2006	1,173,750	8,660,269	2,250,000	720,598	924,053	13,728,670

Marianne M. Parrs Executive Vice President and Chief Financial Officer (Principal Financial Officer)	2007	600,450	1,996,077	454,600	—	152,248	3,203,375
	2006	588,700	1,828,509	610,000	49,732	93,989	3,170,930

Tim S. Nicholls Senior Vice President and Chief Financial Officer (Principal Financial Officer)	2007	306,925	807,131	327,700	114,645	514,589	2,070,990
Maura A. Smith Senior Vice President, General Counsel and Corporate Secretary	2007	572,925	1,992,321	501,500	—	198,191	3,264,937
	2006	552,150	1,746,663	610,000	81,597	142,184	3,132,594

Newland A. Lesko Executive Vice President, Manufacturing and Technology	2007	586,475	2,015,033	606,500	—	53,696	3,261,704
	2006	563,296	1,824,151	800,000	1,559,193	37,433	4,784,073

H. Wayne Brafford Senior Vice President Printing and Communication Papers	2007	497,313	1,458,474	507,000	279,632	75,167	2,817,586

(1) A discussion of the assumptions used in calculating these values for the 2007 fiscal year may be found in Note 17 to our audited financial statements beginning on page 86 of our annual report on Form 10-K filed with the Securities and Exchange Commission on February 29, 2008.

(2) Three of our named executive officers experienced a decrease in pension value from 2006 to 2007 in the following amounts, which are not included in the Summary Compensation Table under the Securities and Exchange Commission’s rules: Ms. Parrs ($41,105), Ms. Smith ($2,973) and Mr. Lesko ($19,146). As noted above, executives do not receive preferential earnings on non-qualified deferred compensation.

(3) A breakdown of the “All Other Compensation” amounts for 2007 is shown in the following table:

2007 All Other Compensation

Name	401(k) Matching Contribution ($)	Group Life Insurance ($)(a)	Financial Counseling ($) (b)	ESIP ($) (c)	Corporate Aircraft and Vehicle ($) (d)	Club Dues ($) (e)	Tax-Gross Up ($) (f)	Directors’ Charitable Award Program ($) (g)	Charitable Matching Gifts ($) (h)	One-Time Expenses ($) (i)	Amount Related to Overseas Assignment ($)(j)	Total ($)
John V. Faraci	10,800	6,570	11,900	40,623	229,894	28,792	24,048	29,033	8,500	—	—	390,160
Marianne M. Parrs	10,800	3,173	2,500	13,698	—	—	7,857	—	7,000	107,220	—	152,248
Tim S. Nicholls	10,800	1,534	—	—	—	—	25,978	—	6,000	—	470,277	514,589
Maura A. Smith	10,800	3,028	9,275	14,920	—	—	8,558	—	6,000	145,610	—	198,191
Newland A. Lesko	10,800	3,099	—	21,478	—	—	12,319	—	6,000	—	—	53,696
H. Wayne Brafford	8,200	2,631	7,725	21,046	—	7,494	12,071	—	16,000	—	—	75,167

(a) Represents the Company’s annual premium payment for the group life insurance benefit for the named executive officer.

(b) Represents the amount paid by the Company for the named executive officer’s financial counseling assistance benefit. Includes amounts over the annual allowance for Mr. Faraci, Ms. Smith and Mr. Brafford because we paid amounts in 2007 for financial counseling assistance actually rendered at the end of 2006 that was not billed by the provider until 2007. Mr. Lesko did not incur any expense for financial counseling assistance in 2007. Mr. Nicholls was not eligible for this benefit until becoming a senior vice president on December 1, 2007.

(c) The ESIP is an executive supplemental life insurance that provides an individually owned, permanent life insurance policy with a pre-retirement death benefit equal to two times annual salary, or a post-retirement death benefit equal to one times final salary. Participants are permitted to make voluntary premium contributions to pre-fund additional post-retirement coverage. The death benefit remains in effect until age 95 unless altered or cancelled by the participant.

(d) Represents the aggregate incremental cost to the Company of personal travel on Company aircraft and personal use of a Company vehicle and driver by Mr. Faraci, primarily for commuting. We calculate the incremental cost of personal use of the Company aircraft based upon the per mile variable cost of operating the aircraft multiplied by the number of miles flown for personal travel by Mr. Faraci and members of his family traveling with him. The variable operating costs include fuel, maintenance, airway fees, user fees, communication, crew expenses, supplies and catering. We calculate the incremental cost of personal use of the Company vehicle and driver based upon annual lease payments, fuel, and the driver’s total wages multiplied by the percentage of miles driven for personal use by Mr. Faraci, primarily for commuting.

(e) Represents the amount paid by the Company for social or country club dues. Commencing in 2008, the Company will no longer pay these expenses.

(f) Represents tax reimbursement on premiums paid by the Company for the ESIP described in footnote (c), above. Commencing in 2008, the Company will no longer reimburse taxes on ESIP premiums paid by the Company. The Company discontinued tax reimbursement for personal use of Company aircraft or vehicle in 2007.

(g) Represents a ratable share of the Company’s total annual non-cash expense attributable to directors who served for the fiscal year of the legacy director charitable award program described under “Director Compensation.” Mr. Faraci is eligible to participate in this program as a member of our Board. Mr. Faraci does not receive any other compensation as a member of our Board. The legacy director charitable award program was closed to new directors as of July 1, 2007.

(h) Represents the Company’s 100 percent match of the named executive officer’s donation to one or more tax-exempt educational institutions of his or her choice up to the aggregate annual limit of $5,000, in addition to the Company’s 60 percent match of contributions to the United Way of America as part of a Company-wide campaign.

(i) Represents a one-time expense incurred by the Company for Ms. Parrs in connection with amounts for earned vacation payable upon her retirement on December 31, 2007. With regard to Ms. Smith, the amount represents a one-time expense in connection with the relocation of the Company’s headquarters from Stamford, Conn. to Memphis, Tenn. The amount attributable to Ms. Smith includes the normal and customary closing costs, realtors’ commission, and other miscellaneous expenses paid by the Company upon the sale of Ms. Smith’s home to a third party buyer during 2007. Ms. Smith’s home sale transaction to the Company occurred in 2005 pursuant to the Company’s relocation policy for our employees.

(j) Represents amounts attributable to Mr. Nicholls’ position in Brussels payable under our Global Mobility Policy to our expatriates, including, for example, payment of taxes in Brussels under our tax equalization program, relocation from the United States, foreign housing and education expenses.

Grants of Plan-Based Awards During 2007

The table below shows payout ranges for our named executive officers under the 2007 MIP and 2007-2009 PSP. These programs are described in our Compensation Discussion and Analysis. There were no other equity awards granted to the named executive officers during 2007.

2007 Grants of Plan-Based Awards

Name	Grant Date	Committee Action Date (1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John V. Faraci			—	1,324,000	2,648,000	—	—	—	—
	1/2/2007	12/11/2006	—	—	—	—	209,000	522,500	7,098,424
Marianne M. Parrs			—	444,500	889,000	—	—	—	—
	1/2/2007	12/11/2006	—	—	—	—	46,600	116,500	1,582,711
Tim S. Nicholls			—	346,800	693,600	—	—	—	—
	1/2/2007	12/11/2006		—	—	—	9,800	24,500	333,512
Maura A. Smith			—	444,500	889,000	—	—	—	—
	1/2/2007	12/11/2006	—	—	—	—	46,600	116,500	1,582,711
Newland A. Lesko			—	444,500	889,000	—	—	—	—
	1/2/2007	12/11/2006	—	—	—	—	46,600	116,500	1,582,711
H. Wayne Brafford			—	346,800	693,600	—	—	—	—
	1/2/2007	12/11/2006	—	—	—	—	34,000	85,000	1,154,768

(1) The 2007-2009 PSP grant is approved by the MDCC prior to the grant date. Mr. Faraci’s award is approved by the full Board on the same date.

(2) The amounts shown in this column reflect the grant date fair value of the 2007-2009 PSP awards at target. The grant date fair value is determined pursuant to SFAS No. 123(R), as described in greater detail in the narrative following this table.

Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards. These columns show the range of estimated possible payouts to our named executive officers under the 2007 MIP. The actual amount paid is shown in the Summary Compensation Table.

The “threshold” amount shown is zero. If we had achieved less than the minimum performance level for all three objectives, the award would be zero. The minimum level of performance in at least one objective is required in order to fund the MIP award pool. The minimum objectives required to be met were: (i) a rank of fifth in our ROI Peer Group; (ii) 70 percent of ROI improvement based on our internal targets; and (iii) 50 percent of non-financial objectives (improved diversity in the workforce and improved scores on our Global Employee Engagement survey).

The “target” award shown is the possible payout if we achieved 100 percent of each performance objective or some combination of the objectives. The targets are discussed in our Compensation Discussion and Analysis.

The “maximum” award, which is capped at 200 percent of the participant’s targeted amount, is the possible payout if we achieved (i) a rank of first in our ROI Peer Group, including achievement of our internal stretch goal based on absolute financial performance, which adds 50 percent to the relative ROI performance achievement; (ii) 175 percent of ROI improvement based on our internal targets; and (iii) 100 percent of our non-financial objectives.

Estimated Future Payouts Under Equity Incentive Plan Awards. These columns show the range of estimated future payouts of stock awards (in the form of restricted stock) to our named executive officers under the 2007-2009 PSP.

The “threshold” amount shown is zero. If we had achieved less than the minimum performance level for both objectives, the PSP award payout would be zero. The minimum objectives required to be met in order to receive a payout under either objective are: (i) a rank of fifth in our ROI Peer Group; and (ii) a rank of tenth in our TSR Peer Group.

The “target” number of shares shown is the estimated payout if we achieved 100 percent of target against our ROI and TSR Peer Groups, respectively. The targets are discussed in our Compensation Discussion and Analysis.

The “maximum” number of shares is the estimated payout if we achieved (i) a rank of first in our ROI Peer Group including achievement of our internal stretch goal based on absolute financial performance, which adds 50 percent to the relative ROI performance achievement; and (ii) achieved a rank of first in our TSR Peer Group.

Grant Date Fair Value of Stock and Option Awards. The fair value shown of the target awards granted to each named executive officer under the 2007-2009 PSP is based on the fair value at grant per SFAS No. 123(R). The fair value is based on the closing stock price of our common stock on the date immediately preceding the grant date for the ROI component of the award. Valuing TSR is more complicated because the value must take into account the probable expense of the 2007-2009 PSP based on our expected future performance relative to the other companies in our TSR Peer Group. The market value of the TSR component is based on a Monte Carlo simulation as prescribed by SFAS No. 123(R).

The amount ultimately paid to PSP participants may or may not be the same amount as the value shown in the table due to two factors: (1) the ultimate number of shares paid to our PSP participants will vary based on the relative performance of the Company to the other companies in our TSR and ROI Peer Groups; and (2) the value of the shares received by each participant is based on the fair value of the Company’s stock as of the date the shares are delivered to the PSP participants.

There were no stock options granted during 2007.

Outstanding Equity Awards at December 31, 2007

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2007. Please refer to the chart entitled “PSP Segmented Awards & Banking Schedule” on page 53 for additional information regarding how shares are “banked” and paid under our PSP.

2007 Outstanding Equity Awards

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
John V. Faraci				522,402	(4)	16,915,386	261,250	(5)	8,449,870
	1,793	41.9375	1/13/2008
	9,207	51.0000	4/14/2008	—		—	—		—
	11,000	46.0000	1/12/2009	—		—	—		—
	27,000	61.7500	1/11/2010	—		—	—		—
	37,000	29.3125	10/10/2010	—		—	—		—
	9,000	35.0500	4/10/2011	—		—	—		—
	14,000	35.0000	10/9/2011	—		—	—		—
	37,500	41.4000	4/9/2012	—		—	—		—
	37,500	32.5400	10/8/2012	—		—	—		—
	53,000	34.9600	4/8/2013	—		—	—		—
	48,000	39.1400	10/14/2013	—		—	—		—
Marianne M. Parrs				100,828	(6)	3,264,817	58,250	(7)	1,884,038
	3,904	41.9375	1/13/2008	—		—	—		—
	13,096	51.0000	4/14/2008	—		—	—		—
	17,000	46.0000	1/12/2009	—		—	—		—
	27,000	62.8125	1/11/2010	—		—	—		—
	32,000	29.3125	10/10/2010	—		—	—		—
	11,500	35.0500	4/10/2011	—		—	—		—
	11,500	35.0000	10/9/2011	—		—	—		—
	27,500	41.4000	4/9/2012	—		—	—		—
	27,500	32.5400	10/8/2012	—		—	—		—
	27,500	34.9600	4/8/2013	—		—	—		—
	27,500	39.1400	10/14/2013	—		—	—		—
Tim S. Nicholls				30,885	(8)	1,174,193	12,250	(9)	416,825
	3,300	58.5000	1/11/2010
	2,500	35.0500	4/10/2011	—
	2,500	35.0000	10/9/2011	—
	5,375	41.4000	4/9/2012	—
	9,000	39.1400	10/14/2013	—

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Maura A. Smith				100,828	(6)	3,264,817	58,250	(7)	1,884,038
	20,000	33.8000	3/31/2013
	22,500	34.9600	4/8/2013	—		—	—		—
	22,500	39.1400	10/14/2013	—		—	—		—
Newland A. Lesko				102,786	(10)	3,328,211	58,250	(7)	1,884,038
	361	41.9375	1/13/2008
	5,639	51.0000	4/14/2008	—		—	—		—
	8,000	46.0000	1/12/2009	—		—	—		—
	32,000	60.4375	1/11/2010	—		—	—		—
	32,000	29.3125	10/10/2010	—		—	—		—
	6,500	35.0500	4/10/2011	—		—	—		—
	11,500	35.0000	10/9/2011	—		—	—		—
	27,500	41.4000	4/9/2012	—		—	—		—
	27,500	32.5400	10/8/2012	—		—	—		—
	30,000	34.9600	4/8/2013	—		—	—		—
	32,500	39.1400	10/14/2013	—		—	—		—
H. Wayne Brafford				92,957	(11)	3,009,961	39,667	(12)	1,278,924
	437	41.9375	1/13/2008
	3,563	51.0000	4/14/2008	—		—	—		—
	4,000	46.0000	1/12/2009	—		—	—		—
	10,000	62.4375	1/11/2010	—		—	—		—
	15,000	29.3125	10/10/2010	—		—	—		—
	8,700	35.0500	4/10/2011	—		—	—		—
	5,500	35.0000	10/9/2011	—		—	—		—
	12,500	41.4000	4/9/2012	—		—	—		—
	14,500	32.5400	10/8/2012	—		—	—		—
	13,500	34.9600	4/8/2013	—		—	—		—
	22,500	39.1400	10/14/2013	—		—	—		—

(1) The stock option program was discontinued for executive officers in 2004. All outstanding unvested options were vested by the Company on July 12, 2005. Therefore, no named executive officer had any unearned or unexercisable options as of December 31, 2007.

(2) The market value is calculated based on the closing price of our common stock on December 31, 2007 of $32.38 for Mr. Faraci, Ms. Parrs, Ms. Smith and Mr. Brafford, all of whom have liability awards. For Mr. Nicholls, the market value is based on the closing price of our common stock on the day prior to the grant date for ROI and a Monte Carlo simulation as of the grant date for TSR.

At the end of the applicable performance period, there is an adjustment based on the Company’s actual ROI and TSR performance.

(3) The market value for the ROI component is calculated based on the closing price of our common stock on December 31, 2007 of $32.38 for Mr. Faraci, Ms. Parrs, Ms. Smith and Mr. Brafford, all of whom have liability awards. For Mr. Nicholls, the market value is based on the closing price of our common stock on the day prior to the grant date for ROI and a Monte Carlo simulation as of the grant date for TSR.

(4) Includes (i) 7,000 shares of restricted stock and 862 reinvested dividends, which vest on November 1, 2008, and (ii) an executive continuity award of 40,000 shares of restricted stock awarded for retention purposes that vest as follows: 20,000 shares will vest on February 16, 2008; 4,000 shares will vest on February 16, 2010; and 16,000 shares will vest on February 16, 2013, based on attaining the age and service requirements, and 13,547 reinvested dividends on those shares. The executive continuity award program provides for a tandem grant of stock options and restricted stock in a 5:1 ratio (five options to one share). Upon vesting, the values of both the restricted shares and the stock options are calculated and Mr. Faraci is then entitled to receive either the shares or the options.

The amount shown also includes (i) 434,563 shares of restricted stock awarded under the PSP that have been “banked” for 2005, 2006 and 2007, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 26,430 shares acquired in respect of reinvested dividends.

(5) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 104,500 shares of restricted stock awarded under the 2006-2008 PSP and (ii) 156,750 shares awarded under the 2007-2009 PSP.

(6) Includes (i) 95,213 shares of restricted stock awarded under the PSP that have been “banked” for 2005, 2006 and 2007, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 5,615 shares acquired in respect of reinvested dividends.

(7) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 23,300 shares awarded under the 2006-2008 PSP and (ii) 34,950 shares awarded under the 2007-2009 PSP.

(8) Includes (i) 29,646 shares of restricted stock awarded under the PSP that have been “banked” for 2005, 2006 and 2007, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 1,239 shares acquired in respect of reinvested dividends.

(9) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 4,900 shares awarded under the 2006-2008 PSP and (ii) 7,350 shares awarded under the 2007-2009 PSP.

(10) Includes (i) 96,893 shares of restricted stock awarded under the PSP that have been “banked” for 2005, 2006 and 2007, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 5,893 shares acquired in respect of reinvested dividends.

(11) Includes (i) 88,658 shares of restricted stock awarded under the PSP that have been “banked” for 2005, 2006 and 2007, but remain unpaid until the end of the applicable, full three-year performance period, and (ii) 4,299 shares acquired in respect of reinvested dividends.

(12) The amount shown includes the following shares of restricted stock that remain subject to open PSP performance periods: (i) 14,167 shares awarded under the 2006-2008 PSP and (ii) 25,500 shares awarded under the 2007-2009 PSP.

Stock Option Exercises and Stock Vested in 2007

The following table shows the amounts received upon exercise of stock options and vesting in 2007 of shares previously awarded under the PSP or our other restricted stock programs as described in our Compensation Discussion and Analysis.

2007 Stock Option Exercises and Stock Vested

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
John V. Faraci (2)	—	—	225,212	8,173,806
Marianne M. Parrs	—	—	42,792	1,534,093
Tim S. Nicholls	14,050	54,357	15,273	547,537
Maura A. Smith	—	—	41,931	1,503,226
Newland A. Lesko	—	—	48,425	1,736,036
H. Wayne Brafford	—	—	48,581	1,741,629

(1) Amounts shown represent shares of restricted stock and shares acquired in respect of reinvested dividends under the PSP that vested on February 12, 2007.

(2) Mr. Faraci’s amount also includes 7,804 shares and shares acquired in respect of reinvested dividends under a restricted stock award that vested on November 1, 2007.

Pension Benefits in 2007

The following table shows the present value of benefits payable under our Retirement Plan, Pension Restoration Plan and, for three of our named executive officers, under the SERP at December 31, 2006 and December 31, 2007. The change in the present value of the accrued benefit is shown in the “Change in Pension Value” column of the Summary Compensation Table.

All of our named executive officers are eligible for a benefit calculated under either the Retirement Plan and Pension Restoration Plan, or the SERP. Long-service employees (in most cases, those with more than 30 years of service, including Mr. Faraci, Ms. Parrs, Mr. Lesko, and Mr. Brafford) will have their pension calculated under the Retirement Plan and the Pension Restoration Plan, rather than the SERP. Ms. Smith, with fewer years of service, is the typical beneficiary of a SERP that is designed to provide benefits to senior executives who were hired mid-career by the Company. Mr. Nicholls, who became eligible for the SERP upon his election to senior vice president during 2007, is eligible for a pension benefit calculated under the SERP Formula B, applicable to participants in the SERP who were employed by the Company but became eligible to participate after July 1, 2004, as described in detail following the table.

No named executive officer received payment of a retirement benefit in 2007; however, Ms. Parrs will receive retirement benefits beginning in 2008.

2007 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	12/31/2006 Present Value of Accumulated Benefit ($)(1)	12/31/2007 Present Value of Accumulated Benefit ($)(2)
John V. Faraci	Retirement Plan	33.33	956,794	1,013,573
	Pension Restoration Plan	33.33	12,945,790	16,016,168
	SERP	33.33	866,621	—
	Total		14,769,205	17,029,741

Marianne M. Parrs	Retirement Plan	33.25	1,204,123	1,194,993
	Pension Restoration Plan	33.25	6,045,950	6,013,975
	SERP	33.25	—	—
	Total		7,250,073	7,208,968

Tim S. Nicholls	Retirement Plan	16.25	236,175	246,196
	Pension Restoration Plan	16.25	255,336	258,855
	SERP	16.25	—	101,105
	Total		491,511	606,156

Maura A. Smith	Retirement Plan	4.83	79,570	99,119
	Pension Restoration Plan	4.83	417,601	521,643
	SERP	4.83	1,551,331	1,424,767
	Total		2,048,502	2,045,529

Newland A. Lesko	Retirement Plan	40.50	1,462,834	1,443,838
	Pension Restoration Plan	40.50	8,121,165	8,121,015
	SERP	40.50	—	—
	Total		9,583,999	9,564,853

H. Wayne Brafford	Retirement Plan	32.50	854,361	899,725
	Pension Restoration Plan	32.50	3,112,578	3,662,938
	SERP	32.50	316,092	—
	Total		4,283,031	4,562,663

(1) The calculation of the present value of accumulated benefits as of December 31, 2006, assumes a discount rate of 5.75 percent for annuity payments and 3.25 percent for lump sum payments. The calculation further assumes benefit commencement at the earliest age at which the named executive officer would be entitled to an unreduced benefit (the earlier of age 61 and completion of 20 years of service or age 62 and completion of 10 years of service). For individuals who are already eligible for an unreduced benefit, we use their age as of the end of the fiscal year.

(2) The calculation of the present value of accumulated benefits as of December 31, 2007, assumes a discount rate of 6.20 percent for annuity payments and 3.70 percent for lump sum payments. The assumptions regarding the benefit commencement date are the same as described in footnote (1).

Narrative to Pension Benefits Table

Retirement Plan of International Paper Company. Our Retirement Plan is a funded, tax-qualified plan that covers all salaried employees hired prior to July 1, 2004. Employees hired on or after July 1, 2004, are eligible for a Company-paid retirement savings account in our 401(k) plan and our non-qualified deferred compensation plan in lieu of participation in the Retirement Plan. All of our named executive officers were hired prior to July 1, 2004, and are eligible to participate in the Retirement Plan.

We calculate the benefit under the Retirement Plan at the rate of 1.67 percent of the participant’s average pensionable earnings received over the highest five consecutive calendar years of the last 10 calendar years, multiplied by his or her years of service, then reduced by a portion of Social Security benefits. We include as pensionable earnings the participant’s base salary plus MIP awards that were not deferred, up to the maximum limit set by the IRS.

International Paper Company Pension Restoration Plan for Salaried Employees. Our supplemental retirement plan for our salaried employees is an unfunded, non-qualified plan that covers all salaried employees hired prior to July 1, 2004. This plan augments our Retirement Plan by providing retirement benefits based on compensation that is greater than the limits set by the IRS. We include as eligible compensation under this plan the participant’s base salary plus MIP awards, including amounts deferred. All of our named executive officers were hired prior to July 1, 2004, and are eligible to participate in the Pension Restoration Plan.

We calculate the benefit under the Pension Restoration Plan in the same manner as the Retirement Plan, then reduce the benefit by the amount payable under the Retirement Plan.

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers. Our SERP is an alternative retirement plan available to certain senior executives.

We calculate benefits under the SERP under one of three formulas based on the participant’s date of hire and date of eligibility for SERP participation.

—

Participants eligible to participate prior to July 1, 2004 (Formula A). We calculate benefits under this formula as the greatest of (i) the sum of the benefits under our Retirement Plan and Pension Restoration Plan, (ii) 3.25 percent of eligible compensation multiplied by the participant’s years of service (not to exceed 50 percent of eligible compensation), reduced by a portion of Social Security benefits, or (iii) 25 percent of eligible compensation. The benefit payable under the SERP is reduced by the benefits payable under the Retirement Plan.

In calculating benefits under (ii) and (iii) above, we include as compensation the sum of (a) the participant’s highest annual base salary during any of the three calendar years prior to retirement and (b) the participant’s target MIP for the year of retirement. This benefit vests once the participant reaches age 62 and has completed five years of service with us or once the participant reaches age 61 and has completed 20 years of service. The Committee has discretion to vest a participant in the SERP portion of his or her benefit if the participant has reached age 55 and has completed five years of service, however the participant may not receive payment prior to his or her retirement date.

The normal form of payment is a lump sum. Generally, the lump sum payment is determined using a discount rate based on the municipal bond rate in effect on December 31 prior to the payment date. Participants who have attained age 61 have the right to lock in a discount rate prior to retirement.

—

Participants hired prior to July 1, 2004, and first eligible to participate on or after July 1, 2004 (Formula B): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan. This benefit vests once the participant reaches age 55 and has completed five years of service. Participants are eligible to receive a lump sum payment of the benefit earned for service after becoming eligible in the SERP; the benefit earned prior to SERP eligibility remains payable as an annuity. The participant may not receive his benefit prior to his or her retirement date. A participant who has announced a retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in.

—

Participants hired and eligible to participate on or after July 1, 2004 (Formula C): We calculate benefits under this formula at the same rate as our Retirement Plan and Pension Restoration Plan, as though the participant is eligible to participate in those plans, offset by the participant’s Company-provided retirement savings account balance in the 401(k) plan and the DCSP. This benefit vests once the participant reaches age 55 and has completed five years of service with us. The participant may not receive a benefit prior to his or her retirement date. A participant who has announced a retirement at least 12 months in advance has the right to lock in a discount rate used to determine the amount of the lump sum payment based on the average for the month in which they choose to lock-in.

—

Impact on SERP benefits if executive is terminated for cause. In the event an executive who is vested in the SERP is terminated for cause, he or she would forfeit the right to receive a lump sum benefit under the SERP, and his or her vested retirement benefits under the Retirement Plan and the Pension Restoration Plan would be paid as an annuity.

Eligibility for Early Retirement Benefits

The named executive officers are eligible for early retirement under the Retirement Plan and the Pension Restoration Plan once they reach age 55 and have completed 10 years of service with us. The accrued benefit is reduced by 4 percent for each year that the participant retires before reaching age 62. Participants are eligible for an unreduced benefit once they reach age 61 and have completed at least 20 years of service with us.

Mr. Faraci and Mr. Brafford are eligible for early retirement; however, they would receive a reduced benefit.

Mr. Lesko is currently eligible for an unreduced early retirement benefit.

Ms. Parrs retired on December 31, 2007.

Ms. Smith will not be vested in the retirement plans until March 2008, and will not be eligible for early retirement until 2013.

Mr. Nicholls is currently vested in the retirement plans, but he will not be eligible for early retirement until 2016.

The following table presents the potential payments to our named executive officers, assuming that they retired at the end of 2007.

2007 Potential Post-Employment Compensation: Payments Upon Retirement

Name	Retirement Plan Annuity ($)	Pension Restoration Plan Annuity ($)	TOTAL Annuity ($)	Lump Sum Payment ($)(1)
John V. Faraci	89,801	1,086,036	1,175,837	—
Marianne M. Parrs	105,858	—	105,858	6,013,975
Tim S. Nicholls	20,807	28,233	49,040	—
Maura A. Smith	—	—	—	—
Newland A. Lesko	131,643	—	131,643	8,088,941
H. Wayne Brafford	81,016	251,752	332,768	—

(1) Lump sum payment calculations are based on a 3.90 percent estimated lump sum discount rate as of December 31, 2007, or the lock-in rate elected by the named executive officer if eligible to make this election under the SERP. Additional information regarding the calculation of benefits may be found following the Pension Benefit Table.

Policies with Regard to Granting Additional Years of Service

Other than the provision in our change in control agreements described in our Compensation Discussion and Analysis that adds three years of age and service to the calculation of retirement benefits in the event of termination of employment following a change in control, we have no other provision for granting additional years of service under our retirement plans.

Non-Qualified Deferred Compensation in 2007

The following table shows contributions in 2007 by us and each of our named executive officers to the DCSP, which is our non-qualified deferred compensation plan, and each named executive officer’s DCSP account balance as of December 31, 2007. The account balance includes amounts deferred by the named executive officer in December 2007, which were actually credited to his or her account in January 2008.

2007 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
John V. Faraci	261,484	156,890	121,537	—	1,932,686
Marianne M. Parrs	78,836	47,302	42,564	—	1,936,331
Tim S. Nicholls	—	—	(2,757)	—	103,715
Newland A. Lesko	209,065	55,751	95,688	—	2,409,690
Maura A. Smith	—	—	—	—	—
H. Wayne Brafford	105,178	42,071	27,894	(15,000)	1,144,658

(1) These amounts are included in the “Salary” column of the Summary Compensation Table for 2007 for each of the named executive officers.

(2) Of the amounts shown in this column, the following amounts were included in the “Salary” column of the Summary Compensation Table for prior years as follows: Mr. Faraci: $668,535 was included for the period 2001-2006; Ms. Parrs: $163,402 was included for the period 2004-2006 and $291,477 was included for the years 1999 and 2000; and Mr. Lesko: $460,626 was included for the period 2004-2006.

Narrative to Non-Qualified Deferred Compensation Table

Our DCSP allows participants to save for retirement by deferring up to 85 percent of eligible cash compensation, which includes base salary and MIP awards. Participants may contribute to the DCSP after deferring either the maximum pre-tax amount, or total pre-tax and after-tax amount to the 401(k) plan. The Company credits matching contributions equal to 70 percent of the participant’s contributions up to 4 percent of compensation, plus 50 percent of contributions up to an additional 4 percent of compensation. Mr. Faraci and Ms. Parrs contributed 8 percent of compensation, Mr. Lesko contributed 18 percent, and Mr. Brafford contributed 12 percent. As a result, the actual amounts deferred and the Company’s resulting matching contribution will vary. Ms. Smith and Mr. Nicholls did not contribute to the DCSP in 2007.

Participant contributions are credited with earnings based on the participant’s choice of investment fund equivalents. Fifty percent of matching contributions are credited with earnings based on an equivalent to the Company Stock Fund in the 401(k) plan, and the balance may be invested by the participant in any of the investment fund equivalents. Investment elections may be changed daily. Investment fund equivalents match the investment returns of the funds available in the 401(k) plan. Differences in earnings reported above are based on the individual participant’s investment elections. The earnings on the funds available under the DCSP are shown below.

2007 DCSP Fund Return

Available Fund	2007 Fund Return
Conservative Fund	4.2%
Moderate Fund	6.0%
Aggressive Fund	7.3%
Stable Value Fund	5.1%
U.S. Bond Fund	5.3%
High Yield Bond Fund	3.7%
Emerging Market Bond Fund	5.7%
Large Cap Stock Fund	4.6%
Mid Cap Stock Fund	4.8%
Small Cap Stock Fund	3.9%
International Stock Fund	3.3%
Emerging Market Stock Fund	36.9%
Company Stock Fund	-2.6%

Participants are fully vested in their contributions at all times. Amounts contributed by the Company become vested upon completing three years of service, reaching age 65, death, disability, or termination of employment as a result of the permanent closing of the participant’s facility.

Participant accounts are divided into contribution accounts for amounts deferred prior to January 1, 2005, and contribution accounts for amounts deferred after January 1, 2005. Distributions of amounts contributed on or after January 1, 2005, may only be made in the event of termination of employment, death or disability. Participants must elect their distribution form of payment in an initial deferral election, which may not be changed. In the event no election has been made, the participant will receive a lump sum form of payment. In-service withdrawals are limited to unforeseeable emergencies.

Ownership of Company Stock

Security Ownership of Certain Beneficial Owners

The following table sets forth information concerning beneficial ownership of our common stock by persons known to us to own more than 5 percent of our common stock outstanding as of March 14, 2008.

Beneficial Ownership (>5 percent)

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	% of Common Stock Outstanding
Morgan Stanley/Van Kampen Asset Management (1)	39,889,642	9.3%
Capital World Investors (a division of Capital Research and Management Company) (2)	36,657,820	7.9%
T. Rowe Price Associates, Inc. (3)	32,830,688	7.6%
State Street Bank and Trust Company (4)	26,078,577	6.0%

(1) The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The address of Van Kampen Asset Management is 522 Fifth Avenue, New York, NY 10036. We have relied on information supplied jointly by Morgan Stanley and Van Kampen Asset Management in a Schedule 13G furnished to us reporting information as of December 31, 2007. According to the Schedule 13G, Morgan Stanley had sole voting power over 38,649,818 shares and shared voting power over 22,123 shares, and sole dispositive power over 39,889,642 shares. Van Kampen Asset Management had sole voting and sole dispositive power over 27,480,875 shares. The securities being reported upon by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Van Kampen Asset Management, an investment adviser. Van Kampen Asset Management is a wholly owned subsidiary of Morgan Stanley.

(2) The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071. We have relied upon information supplied by Capital World Investors in a Schedule 13G furnished to us reporting information as of December 31, 2007. According to the Schedule 13G, Capital World Investors had sole voting power over 2,817,000 shares and sole dispositive power over 33,840,820 shares. Capital World Investors serves as the investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3) The address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. We have relied upon information supplied by Price Associates in a Schedule 13G furnished to us reporting information as of December 31, 2007. According to the Schedule 13G, Price Associates had sole voting power over 6,853,420 shares and sole dispositive power over 32,830,688 shares. The securities are owned by various individual and institutional investors, which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) The address of State Street Bank and Trust Company is State Street Financial Center, One Lincoln Street, Boston, MA 02111. We have relied upon information supplied by State Street Bank and Trust in a Schedule 13G furnished to us reporting information as of December 31, 2007. According to the Schedule 13G, State Street had sole voting power over 13,174,983 shares and shared voting power over 12,903,594 shares, and shared dispositive power over 26,078,577 shares. State Street held shares of common stock of the Company as independent trustee in trust funds for employee savings, thrift and similar employee benefit plans of the Company and its subsidiaries (“Company Trust Funds”). In addition, State Street is trustee for various third party trusts and employee benefit plans. The common stock held by the Company Trust Funds is allocated to participants’ accounts and such stock or the cash equivalent will be distributed to participants upon termination of employment or pursuant to withdrawal rights.

Security Ownership of Management

The following table sets forth the number of shares of our common stock beneficially owned as of March 14, 2008, the record date for our 2008 Annual Meeting of Shareowners, by each of our directors and executive officers named in the Summary Compensation Table and by all of our directors and executive officers as a group.

Security Ownership of Management

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares of Common Stock Held (#)(2)	Stock Units Owned (#)(3)	Percent of Class
Non-Employee Directors
David. J. Bronczek	9,144	—	*
Martha F. Brooks	—	22,839	*
Lynn Laverty Elsenhans	504	7,298	*
Samir G. Gibara	5,316	15,559	*
Donald F. McHenry	11,361	36,507	*
John L. Townsend, III	6,911	—	*
John F. Turner	8,761	—	*
William G. Walter	—	19,109	*
Alberto Weisser	—	13,233	*
J. Steven Whisler	1,000	2,630	*
Named Executive Officers			*
H. Wayne Brafford	282,173	8,186	*
John V. Faraci	1,372,650	2,057	*
Newland A. Lesko	427,551	8,157	*
Tim S. Nicholls	128,237	3,222	*
Marianne M. Parrs (1)	445,374	8,923	*
Maura A. Smith	262,364	—	*
All directors and executive officers as a group (27 persons)	4,653,117		1.1%

* Indicates less than 1 percent.

(1) Represents ownership of Ms. Parrs at December 31, 2007, upon her retirement from the Company. We have not included Ms. Parrs in the aggregate numbers, which are shown as of March 14, 2008.

(2) Includes securities over which the individual has, or, with another shares, directly or indirectly, voting or investment power, including ownership by certain relatives and ownership by trusts for the benefit of such relatives. Includes shares that may be acquired by exercise of stock options, regardless of whether the exercise price of such options exceed the current market price, as follows: 109,763 shares for Mr. Brafford; 282,307 shares for Mr. Faraci; 213,139 shares for Mr. Lesko; 22,765 shares for Mr. Nicholls; 226,000 shares for Ms. Parrs; 65,000 shares for Ms. Smith; and 1,460,601 for all directors and executive officers as a group.

(3) Includes stock equivalent units owned by our named executive officers under the International Paper Company Deferred Compensation Savings Plan or by our directors under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors. These units will be paid out in cash and are not convertible into shares of common stock. Accordingly, these units are not included as shares of common stock beneficially owned.

Equity Compensation Plan Information

The following table gives information about outstanding equity awards and the number of securities available for future issuance under our Long-Term Incentive Compensation Plan and our Restricted Stock and Deferred Compensation Plan for Non-Employee Directors.

Equity Compensation Plan Information

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	28,013,735	(1)	$39.81	27,358,185

(1) Amount does not include 35,955 shares to be issued under the plan of an acquired company. No additional shares may be granted under this plan.

Appendices

Appendix 1

Related to “Item 3 — Company Proposal to Amend Our Restated Certificate of Incorporation to Approve Majority Voting for Election of Directors in Non-Contested Elections”

THE PARAGRAPH BELOW THAT IS UNDERLINED AND IN BRACKETS WOULD BE ADDED TO THE END OF ARTICLE VII OF OUR CERTIFICATE OF INCORPORATION.

ARTICLE VII.  The number of Directors of the Corporation constituting the entire Board of Directors shall not be less than nine or more than eighteen. The Board of Directors shall determine from time to time the number of Directors who shall constitute the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any Director then in office. Directors need not be stockholders.

Commencing at the Annual Meeting of stockholders held in 1985, the terms of office of the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as shall be determined by the Board of Directors. All classes shall be as nearly equal in number as possible, and no class shall include less than three nor more than six Directors. Any vacancy on the Board of Directors that results from an increase in the number of Directors and any other vacancy on the Board may be filled only by the Board, provided that a quorum is then in office and present, or only by a majority of the Directors then in office, if less than a quorum is then in office, or by a sole remaining Director. Directors elected to fill a newly created directorship or other vacancies shall be classified and hold office as provided by statute.

The terms of office of the Directors initially classified shall be as follows:

(1)    that of Class I shall expire at the Annual Meeting of stockholders to be held in 1986; (2) that of Class II shall expire at the Annual Meeting of stockholders to be held in 1987; and (3) that of Class III shall expire at the Annual Meeting of stockholders to be held in 1988. At each Annual Meeting of stockholders after the aforementioned initial classification, the successors to Directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the third Annual Meeting following election and until a successor shall have been duly elected and shall have qualified.

The Directors of any class of Directors of the Corporation may not he removed prior to the expiration date of their terms of office, except for cause and by an affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of capital stock of the Corporation entitled to vote for the Board of Directors at the Annual Meeting of stockholders, or at any Special Meeting of stockholders called by the Board of Directors or by the Chairman of the Board or by the President for this purpose.

Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may he specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, repeal or adopt any provisions inconsistent with this or the preceding paragraphs of this Article VII, shall require the affirmative vote of not less than eighty percent (80%) of the outstanding shares entitled to vote thereon.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall he governed by the terms of this Certificate of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

No contract or other transaction entered into by the Corporation shall be affected by the fact that any Director of the Corporation is in any way interested in or connected with any party to such contract or transaction or himself is a party to such contract or transaction, provided that such contract or transaction shall be approved by a majority of the Directors present at the meeting authorizing or confirming such contract or transaction, which majority shall consist of Directors not so interested or connected.

Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director; provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise.

[The vote required for election of a director by the shareholders shall, except in a contested election, be the affirmative vote of a majority of the votes cast in favor of or against the election of a nominee at a meeting of shareholders. In a contested election, directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. An election shall be considered contested if, as of the record date, there are more nominees for election than positions on the board of directors to be filled by election at the meeting.]

Appendix 2

Related to “Item 4 — Company Proposal to Amend Our Restated Certificate of Incorporation to Elect Directors Annually”

WORDS THAT ARE UNDERLINED AND IN BRACKETS WILL BE ADDED AND WORDS THAT ARE CROSSED OUT WILL BE DELETED FROM OUR CERTIFICATE OF INCORPORATION.

ARTICLE VII.  The number of Directors of the Corporation constituting the entire Board of Directors shall not be less than nine or more than eighteen. The Board of Directors shall determine from time to time the number of Directors who shall constitute the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any Director then in office. Directors need not be stockholders.

~~Commencing at the Annual Meeting of stockholders held in 1985, the terms of office of the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as shall be determined by the Board of Directors. All classes shall be as nearly equal in number as possible, and no class shall include less than three nor more than six Directors.~~ [Except as otherwise provided by law or the Certificate of Incorporation of the Corporation, Directors shall be elected at the annual meeting of stockholders to serve one-year terms and until their successors shall have been duly elected and shall have qualified; provided, however, that Directors serving on the date of the annual meeting of stockholders in 2008, including those elected at such meeting, shall continue to serve the remainder of their elected terms.] Any vacancy on the Board of Directors that results from an increase in the number of Directors and any other vacancy on the Board may be filled only by the Board, provided that a quorum is then in office and present, or only by a majority of the Directors then in office, if less than a quorum is then in office, or by a sole remaining Director. Directors elected to fill a newly created directorship or other vacancies shall ~~be classified and~~ hold office as provided by statute.

~~The terms of office of the Directors initially classified shall be as follows:~~

~~(1)    that of Class I shall expire at the Annual Meeting of stockholders to be held in 1986; (2) that of Class II shall expire at the Annual Meeting of stockholders to be held in 1987; and (3) that of Class III shall expire at the Annual Meeting of stockholders to be held in 1988. At each Annual Meeting of stockholders after the aforementioned initial classification, the successors to Directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the third Annual Meeting following election and until a successor shall have been duly elected and shall have qualified.~~

The Directors of ~~any class of Directors of~~ the Corporation may not be removed prior to the expiration date of their terms of office, except for cause and by an affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of all classes of capital stock of the Corporation entitled to vote for the Board of Directors at the Annual Meeting of stockholders, or at any Special Meeting of stockholders called by the Board of Directors or by the Chairman of the Board or by the President for this purpose.

Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may he specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, repeal or adopt any provisions inconsistent with this or the preceding paragraphs of this Article VII, shall require the affirmative vote of not less than eighty percent (80%) of the outstanding shares entitled to vote thereon.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall he governed by the terms of this Certificate of Incorporation applicable thereto~~, and such Directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms~~.

No contract or other transaction entered into by the Corporation shall be affected by the fact that any Director of the Corporation is in any way interested in or connected with any party to such contract or transaction or himself is a party to such contract or transaction, provided that such contract or transaction shall be approved by a majority of the Directors present at the meeting authorizing or confirming such contract or transaction, which majority shall consist of Directors not so interested or connected.

Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director; provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise.

Appendix 3

Related to “Item 5 — Company Proposal to Amend Article VII of Our Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions”

WORDS THAT ARE UNDERLINED AND IN BRACKETS WILL BE ADDED AND WORDS THAT ARE CROSSED OUT WILL BE DELETED FROM OUR CERTIFICATE OF INCORPORATION.

ARTICLE VII.  The number of Directors of the Corporation constituting the entire Board of Directors shall not be less than nine or more than eighteen. The Board of Directors shall determine from time to time the number of Directors who shall constitute the entire Board of Directors. Any such determination made by the Board of Directors shall continue in effect unless and until changed by the Board of Directors, but no such changes shall affect the term of any Director then in office. Directors need not be stockholders.

Commencing at the Annual Meeting of stockholders held in 1985, the terms of office of the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as shall be determined by the Board of Directors. All classes shall be as nearly equal in number as possible, and no class shall include less than three nor more than six Directors. Any vacancy on the Board of Directors that results from an increase in the number of Directors and any other vacancy on the Board may be filled only by the Board, provided that a quorum is then in office and present, or only by a majority of the Directors then in office, if less than a quorum is then in office, or by a sole remaining Director. Directors elected to fill a newly created directorship or other vacancies shall be classified and hold office as provided by statute.

The terms of office of the Directors initially classified shall be as follows:

(1)    that of Class I shall expire at the Annual Meeting of stockholders to be held in 1986; (2) that of Class II shall expire at the Annual Meeting of stockholders to be held in 1987; and (3) that of Class III shall expire at the Annual Meeting of stockholders to be held in 1988. At each Annual Meeting of stockholders after the aforementioned initial classification, the successors to Directors whose terms shall then expire shall be elected to serve from the time of election and qualification until the third Annual Meeting following election and until a successor shall have been duly elected and shall have qualified.

The Directors of any class of Directors of the Corporation may not he removed prior to the expiration date of their terms of office, except for cause and by an affirmative vote of the holders of at least [a majority] ~~eighty percent (80%)~~ of the outstanding shares of all classes of capital stock of the Corporation entitled to vote for the Board of Directors at the Annual Meeting of stockholders, or at any Special Meeting of stockholders called by the Board of Directors or by the Chairman of the Board or by the President for this purpose.

Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may he specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, repeal or adopt any provisions inconsistent with this or the preceding paragraphs of this Article VII, shall require the affirmative vote of [a majority] ~~not less than eighty percent (80%)~~ of the outstanding shares entitled to vote thereon.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred stock issued by the Corporation shall have the right, voting separately by class or series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall he governed by the terms of this Certificate of Incorporation applicable thereto, and such Directors so elected shall not be divided into classes pursuant to this Article VII unless expressly provided by such terms.

No contract or other transaction entered into by the Corporation shall be affected by the fact that any Director of the Corporation is in any way interested in or connected with any party to such contract or transaction or himself is a party to such contract or transaction, provided that such contract or transaction shall be approved by a majority of the Directors present at the meeting authorizing or confirming such contract or transaction, which majority shall consist of Directors not so interested or connected.

Each Director of the Corporation shall be indemnified by the Corporation against expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding in which he is made a party by reason of his being or having been a Director of the Corporation, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties as such Director; provided that such right of indemnification shall not be deemed exclusive of any other rights to which a Director of the Corporation may be entitled, under any by-law, agreement, vote of stockholders or otherwise.

Appendix 4

Related to “Item 6 — Company Proposal to Amend Article VIII of Our Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions Relating to Business Combinations”

WORDS THAT ARE UNDERLINED AND IN BRACKETS WILL BE ADDED AND WORDS THAT ARE CROSSED OUT WILL BE DELETED FROM OUR CERTIFICATE OF INCORPORATION.

Paragraphs B of Article VIII will be revised as follows:

B.    In addition to any affirmative vote required by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise, and except as otherwise expressly provided in Section C of this Article VIII, the Corporation shall not engage, directly or indirectly, in any Business Combination with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder without the affirmative vote of (i) not less than ~~eighty percent (80%)~~ [a majority] of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, excluding Voting Stock beneficially owned by such Interested Stockholder and its Affiliate and Associates, voting together as a single class. Such affirmative vote shall he required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law, in any agreement with any national securities exchange or otherwise.

Paragraphs G of Article VIII will be revised as follows:

G.    Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote maybe specified by law, this Certificate of Incorporation, the By-Laws of the Corporation or otherwise), any proposal to amend, alter, or repeal or adopt any provision of this Certificate of Incorporation inconsistent with this Article VIII which is proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder shall require the affirmative vote of (i) not less than e~~ighty percent (80%)~~ a majority of the votes entitled to be cast by the holders of all outstanding shares of Voting Stock voting together as a single class, and (ii) not less than a majority of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (excluding Voting Stock beneficially owned by such Interested Stockholder and its Affiliates and its Associates) voting together as a single class; provided, however, that this Section G shall not apply to, and such special votes shall not be required for, any amendment, repeal or adoption recommended by the Board of Directors at a time when Disinterested Directors constitute a majority of the entire Board of Directors.

6400 Poplar Avenue

Memphis, Tennessee 38197

Printed on Accent® Opaque 40# Smooth Finish, made by our employees at the Ticonderoga Mill.

INTERNATIONAL PAPER COMPANY

C/O BNY MELLON SHAREOWNER SERVICES

P.O. BOX 3500

SOUTH HACKENSACK, NJ 07606-3500

VOTE BY INTERNET - www.proxyvote.com

You may use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time, May 11, 2008, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. Eastern time, May 8, 2008. Have your proxy card in hand when you access the web site and follow the instructions on that site.

ELECTRONIC DELIVERY OF FUTURE SHAREOWNER COMMUNICATIONS

If you would like to reduce the costs incurred by International Paper Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareowner communications electronically in future years.

VOTE BY PHONE 1-800-690-6903

You may use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern time, May 11, 2008, except that participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must provide voting instructions on or before 11:59 P.M. Eastern time, May 8, 2008. Have your proxy card in hand when you call and then follow the instructions the “Vote Voice” provides you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to International Paper Company, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, NY 11717 so that it is received by May 11, 2008. Voting instructions provided by participants in the International Paper Company Salaried Savings Plan or International Paper Company Hourly Savings Plan must be received by May 8, 2008.

If you or your duly appointed proxy holder are planning to attend the annual meeting of shareowners on May 12, 2008, please check the box in the space indicated on the proxy card below, or so indicate when you vote by Internet or phone, and an admittance card will be held for you at the meeting.

TO VOTE BY MAIL, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY/VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL PAPER COMPANY

The Board of Directors recommends a vote “FOR” each of the nominees listed under Item 1

Item 1 – Election of Three Directors in Class II (3-year term) and One Director in Class III (1-year term).	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Nominees:
01) Samir G. Gibara (Class II)	☐	☐	☐
02) John F. Turner (Class II)

03) Alberto Weisser (Class II)

04) J. Steven Whisler (Class III)

The Board of Directors recommends a vote “FOR” Items 2, 3, 4, 5 and 6	For	Against	Abstain

Item 2 – Ratification of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for 2008.	☐	☐	☐

Item 3 – Company Proposal Concerning Majority Voting in Non-Contested Director Elections.	☐	☐	☐

Item 4 – Company Proposal Concerning Annual Elections of Directors.	☐	☐	☐

Item 5 – Company Proposal to Remove Supermajority Voting Provisions (Article VII).	☐	☐	☐

Item 6 – Company Proposal to Remove Supermajority Voting Provisions (Article VIII).	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Items 7 and 8

Item 7 – Shareowner Proposal Concerning Majority Voting.	☐	☐	☐

Item 8 – Shareowner Proposal Concerning Sustainable Forestry.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy/voting instruction card, when properly executed, will be voted in the manner directed herein by the undersigned shareowner. If no direction is made, this proxy/voting instruction card will be voted FOR all of the nominees in Item 1 and FOR Item 2, Item 3, Item 4, Item 5 and Item 6 and AGAINST Item 7 and Item 8. If you are a participant in one or more of the plans shown on the reverse side of this proxy/voting instruction card, the shares will be voted by the Trustee in its discretion.

For address changes and/or comments, please check this box and write them on the back where indicated	☐

Please indicate if you plan to attend this meeting	Yes ☐		No ☐

Please sign exactly as your name appears on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Signature (PLEASE SIGN WITHIN BOX)/DATE	SIGNATURE(Joint Owners)/Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: A Form of Proxy, the Proxy Statement and Annual Report are Available at http://ww3.ics.adp.com/streetlink/IP

INTERNATIONAL PAPER COMPANY

SHAREOWNER PROXY AND CONFIDENTIAL VOTING INSTRUCTION CARD

ANNUAL MEETING OF SHAREOWNERS – MONDAY, MAY 12, 2008

THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL PAPER COMPANY AND BY THE TRUSTEES OF THE PLANS LISTED BELOW. THIS MAY ONLY BE USED AT THE ANNUAL MEETING OF SHAREOWNERS, TO BE HELD ON MAY 12, 2008, AND AT ANY ADJOURNMENT THEREOF.

If you are a registered shareowner, by submitting this proxy you are appointing John V. Faraci, Tim S. Nicholls and Maura A. Smith, jointly or individually, as proxies with power of substitution, to vote all shares you are entitled to vote at the Annual Meeting of Shareowners on May 12, 2008, and any adjournment thereof. If no direction is made on the reverse side, this proxy will be voted FOR all nominees in Item 1, election of three Class II Directors and one Class III Director, FOR Item 2, ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2008, FOR Item 3, Company proposal concerning majority voting, FOR Item 4, Company proposal concerning annual election of directors, FOR Item 5, Company proposal concerning supermajority voting (Article VII), FOR Item 6, Company proposal concerning supermajority voting (Article VIII), AGAINST Item 7, shareowner proposal concerning majority voting, and AGAINST Item 8, shareowner proposal concerning sustainable forestry. The proxies are authorized to vote upon such other business as may properly come before the meeting.

If you are a participant in either the International Paper Salaried Savings Plan or the International Paper Hourly Savings Plan, by signing this proxy/voting instruction card, you are instructing your Trustee to vote the shares of common stock in accordance with your voting instructions. The Trustees under each of the plans has authorized Broadridge as an agent to tabulate the votes. Any shares held by the Trustee for which it has not received voting instructions by Internet, phone or mail by 11:59 P.M. Eastern time, May 11, 2008, will be voted by the Trustee in its discretion. Plan participants may attend the meeting but may only vote these shares by submitting voting instructions by Internet, phone or mail by 11:59 P.M. Eastern time, May 8, 2008.

The proxies are instructed to vote as indicated on the reverse side. This proxy revokes all prior proxies given by you. Please sign on the reverse side exactly as your name or names appear(s) there. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership or LLC, please sign in firm name by authorized partner or member.

Address Changes/Comments:

(If you noted any address changes/comments, please mark corresponding box on the reverse side).